EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

LANDSEA HOMES CORPORATION,

Antares Acquisition, LLC,

and

THE SELLERS

Dated as of January 8, 2024

Article 1 PURCHASE AND SALE OF THE INTERESTS; CLOSING	2
1.1 Closing	2
1.2 Purchase and Sale of the Membership Interests	2
1.3 Payments at Closing	2
1.4 Purchase Price Adjustment	2
1.5 Deposit	5
1.6 Withholding	7
Article 2 REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERs	7
2.1 Power and Authorization; Enforceability	7
2.2 No Violation or Conflict; Consents	7
2.3 Ownership	8
2.4 Legal Proceedings; Judgments	8
2.5 Brokers	9
Article 3 REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY	9
3.1 Organization and Good Standing	9
3.2 Power and Authorization; Enforceability	9
3.3 No Violation or Conflict; Consents	9
3.4 Capitalization and Related Matters	10
3.5 No Subsidiaries	11
3.6 Compliance with Laws	11
3.7 Litigation	12
3.8 Financial Statements	12
3.9 Liabilities	14
3.10 Absence of Certain Changes and Events	15
3.11 Property	15
3.12 Material Contracts	20
3.13 Insurance; Warranty Coverage	23
3.14 Permits	24
3.15 Intellectual Property	24
3.16 Employees	25
3.17 Employee Benefits	26
3.18 Environmental Matters	29
3.19 Tax Matters	30
3.20 Related Party Transactions	32
3.21 Business Collateral	33
3.22 Personal Property	33
3.23 Brokers	33
3.24 No Other Representations or Warranties	33

Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER	33
4.1 Organization and Good Standing	33
4.2 Power and Authorization; Enforceability	34
4.3 No Violation or Conflict	34
4.4 Brokers	34
4.5 Investment	34
4.6 Available Funds	35
4.7 No Other Representations or Warranties	35
Article 5 CERTAIN COVENANTS OF THE PARTIES	35
5.1 Efforts	35
5.2 Conduct of the Business by the Sellers and the Company	36
5.3 Access to Information	39
5.4 Public Announcements	39
5.5 Tax Matters	40
5.6 Exclusivity	43
5.7 Cooperation with Purchaser’s Auditors and SEC Filing Requirements	43
5.8 Company Indebtedness	44
5.9 Non-Compete / Non-Solicitation	44
5.10 Regulatory Matters	46
5.11 Cooperation with Title Insurance	47
5.12 Financial Reporting Platform	47
5.13 R&W Insurance Policy	47
5.14 Confidentiality	47
5.15 Further Actions	49
5.16 Excluded Businesses	49
5.17 Specified Homes	49
5.18 Bonuses	49
5.19 Employees	49
5.20 Corporate Credit Cards and Accounts	50
5.21 Grant of Trademark License	50
5.22 Closing Property Statement	51
Article 6 CLOSING CONDITIONS	51
6.1 Conditions to Each Party’s Obligation to Effect the Transaction	51
6.2 Conditions to Obligations of Sellers and the Company	52
6.3 Conditions to Obligations of Buyer	52
6.4 No Waiver	55

iii

Article 7 INDEMNIFICATION	55
7.1 Indemnification by the Sellers	55
7.2 Indemnification by Buyer	55
7.3 R&W Insurance Policy.	56
7.4 Claims	56
7.5 Survival	59
7.6 Certain Limitations on Indemnification	59
7.7 Certain Other Restrictions on Indemnification	60
7.8 Calculation and Mitigation of Losses	60
7.9 Manner of Payment	61
7.10 Special Rule for Fraud	61
7.11 Exclusive Remedy	61
Article 8 TERMINATION	62
8.1 Termination of Agreement	62
8.2 Notice of Termination; Effect of Termination	63
Article 9 MISCELLANEOUS	63
9.1 Fees and Expenses.	63
9.2 Notices	63
9.3 Assignment and Benefit	65
9.4 Amendment, Modification and Waiver	65
9.5 Interpretation	65
9.6 Governing Law	66
9.7 Waiver of Jury Trial	66
9.8 Consent to Jurisdiction	66
9.9 Section Headings	67
9.10 Severability	67
9.11 Counterparts; Third-Party Beneficiaries	67
9.12 Entire Agreement	67
9.13 Disclosure Schedules	67
9.14 Specific Performance	68

iv

Schedules

A – Sellers

Exhibits

A – Definitions

B – Membership Interests

C – Amended and Restated Model Home Lease Arrangement

D – RESERVED

E – RESERVED

F-1 – Form of Exclusive Title Services Agreement

F-2 – Form of Exclusive Marketing Services Agreement

G-1 – Form of Amended and Restated Office Lease Agreement (840 Interstate)

G-2 – Form of Sublease (S3 and MC Title)

H – Estimated Total Shareholders’ Equity Spreadsheet

I – Antares Acquisition LLC Financial Statements – May 2023

J – Estimated Closing Statement

K – Form of Reciprocal Indemnification Agreement

L – Form of Owned and Controlled Real Property Closing Property Statement

M – Form of Section 5.22 Owned and Controlled Real Property Closing Property Statement

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of January 8, 2024, by and among Landsea Homes Corporation, a Delaware corporation company (“Buyer”), Antares Acquisition, LLC, a Texas limited liability company (the “Company”), and the entities and individuals identified on Schedule A (each a “Seller” and, collectively, the “Sellers”). Buyer, the Company and each of the Sellers are each referred to in this Agreement individually as a “Party” and collectively as the “Parties.” The Parties agree that capitalized terms used in this Agreement shall have the meaning set forth herein, as further set forth or referenced to in Exhibit A attached hereto.

BACKGROUND

A.	Each Seller owns the percentage of the membership interests of the Company (collectively, the “Membership Interests”) indicated on Exhibit B attached hereto, which collectively constitutes all of the issued and outstanding equity interests of the Company.

B.	On the terms and subject to the conditions set forth in this Agreement and in exchange for the consideration set forth in Section 1.3, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, convey and deliver to Buyer all of Sellers’ right, title and interest in and to the issued and outstanding Membership Interests, after which the Company shall become a wholly-owned Subsidiary of Buyer (the “Transaction”).

C.	Consistent with Revenue Ruling 99-6, Situation 2, the Parties hereto agree to treat, for United States federal and other applicable income Tax purposes, the sale by Sellers of the Membership Interests to Buyer as follows: (a) as to the Sellers, as a sale of the Membership Interests by the Sellers to Buyer governed by Section 741 of the Code; (b) as to Buyer, as if the Company had distributed its assets in liquidation of the Company to the Sellers, and as if the Sellers had sold to Buyer such assets received from the Company.

D.	Prior to the execution and delivery of this Agreement, (a) Buyer deposited the non-refundable sum of $500,000.00 (such amount, the “Prior Escrow Deposit”) with First American Title Insurance Company (the “Escrow Agent”) pursuant to that certain Escrow Agreement, dated August 23, 2023, by and among Buyer and the Sellers (the “Prior Escrow Agreement”), which amount has previously been released to Sellers, and (b) Buyer deposited an additional non-refundable sum of $300,000.00 (such amount, the “Existing Escrow Deposit”) with the Escrow Agent pursuant to that certain Escrow Agreement, dated December 14, 2023, by and among Buyer and the Sellers (the “Escrow Agreement”).

AGREEMENT

In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

Article 1
PURCHASE AND SALE OF THE INTERESTS; CLOSING

1.1	Closing. The consummation of the Transaction (the “Closing”) shall take place electronically through an e-mail exchange of fully executed copies of this Agreement and the Transaction Documents, on a date and time to be specified by the Parties hereto, which (i) shall be no earlier than January 8, 2024 and (ii) shall be no later than the third (3rd) Business Day following the later of January 3, 2024 and the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as may be agreed to in writing by Buyer and Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.2	Purchase and Sale of the Membership Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from such Seller, all right, title and interest in and to all of the Membership Interests held by such Seller, free and clear of all Liens (other than Permitted Liens), in exchange for such Seller’s Pro Rata Portion of the Estimated Closing Date Purchase Price, subject to the terms and adjustments described in this Article 1.

1.3	Payments at Closing. At the Closing, (i) Buyer will pay, or cause to be paid, to each Seller such Seller’s Pro Rata Portion of the Estimated Closing Date Purchase Price (less the sum of the Prior Escrow Deposit and the Purchase Price Deposit, which Purchase Price Deposit, pursuant to clause (ii) below, shall be distributed from the Purchase Price Escrow Account and applied to the Estimated Closing Date Purchase Price) by wire transfer of immediately available funds, in each case, to each Seller to the account or accounts designated in writing by such Seller, and (ii) Buyer, the Company and the Sellers will cause the Escrow Agent to distribute to each Seller such Seller’s Pro Rata Portion of the Purchase Price Deposit held in the Purchase Price Escrow Account by wire transfer of immediately available funds, in each case, to each Seller to the account or accounts designated in writing by such Seller. For the avoidance of doubt, the Existing Escrow Deposit was paid as an addition to, and not as part of, the Closing Date Purchase Price, and the Existing Escrow Deposit will not reduce the amount of the Closing Date Purchase Price payable to Sellers hereunder.

1.4	Purchase Price Adjustment.

Estimated Closing Statement. No later than five (5) Business Days prior to the anticipated Closing Date, Sellers will prepare and furnish to Buyer a statement in the form attached hereto as Exhibit J (the “Estimated Closing Statement”) reflecting (i) Sellers’ estimate of the Total Shareholders’ Equity of the Company as of the close of business on the date immediately prior to the Closing Date (the “Estimated Closing Total Shareholders’ Equity”), calculated in a manner consistent with Exhibit H hereto and in accordance with the Accounting Principles, (ii) Sellers’ good-faith estimate of each component of the Transaction Expenses as of the Closing Date (the “Estimated Closing Transaction Expenses”), and (iv) the Sellers’ good-faith estimate of the purchase price (the “Estimated Closing Date Purchase Price”), which will equal:

(A)	the Base Purchase Price;

(B)	plus the Estimated Closing Total Shareholders’ Equity;

(C)	minus the Total Shareholders’ Equity Target; and

(D)	minus the Estimated Closing Transaction Expenses.

1.4.2	Closing Statement. As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers a written statement (the “Closing Statement”) setting forth (i) Buyer’s calculation of the Total Shareholders’ Equity of the Company as of the Closing, calculated in a manner consistent with Exhibit H hereto and in accordance with the Accounting Principles (the “Closing Total Shareholders’ Equity”), (ii) Buyer’s good-faith calculations of each component of the Transaction Expenses of the Company as of the Closing Date (the “Closing Transaction Expenses”), and (iii) Buyer’s good-faith estimate of the Closing Date Purchase Price. As to any amounts which differ from those provided by Sellers, Buyer shall provide the reasons supporting Buyer’s revisions to the amounts provided by Sellers.

1.4.3	Statement Dispute Notice and Resolution Period. If a majority (by number) of Sellers jointly disagree with the calculations set forth in the Closing Statement delivered by Buyer pursuant to Section 1.4.2, Sellers may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice to Buyer (a “Statement Dispute Notice”) specifying in reasonable detail each item or amount (including such items or amounts on the Closing Statement impacted thereby) that Sellers dispute (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting Sellers’ positions. Sellers will be deemed to have agreed with all other items and amounts contained in the Closing Statement that are not Disputed Items. If Sellers fail to deliver a Statement Dispute Notice within such thirty (30)-day period, Buyer’s calculation of the Closing Total Shareholders’ Equity and the Closing Transaction Expenses will be deemed accepted by Sellers and will be final, conclusive and binding on the Parties. If a Statement Dispute Notice is duly delivered pursuant to this Section 1.4.3, Buyer and Sellers will, during the thirty (30) days following such delivery (the “Resolution Period”), use commercially reasonable efforts to reach agreement on the Disputed Items, and if Buyer and Sellers are able to reach an agreement, Buyer will promptly revise the Closing Statement to reflect such agreement and the same will then be deemed the Closing Statement.

1.4.4	Independent Accounting Firm. If, upon the conclusion of the Resolution Period, or any mutually-agreed upon extension of the Resolution Period, Buyer and Sellers are unable to reach agreement on all of the Disputed Items, they will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm for resolution in accordance with the terms of this Section 1.4.4. The Independent Accounting Firm (i) will make a determination with respect to the Unresolved Items and in a manner consistent with this Section 1.4.4, (ii) will use the definitions as set forth in this Agreement with no consideration given to any proposed modification of such definitions, and (iii) will be authorized to make any adjustments required to be made for the Closing Statement to comply with the provisions of this Agreement. Each Party will provide the other Party with a copy of all materials provided to, and communications with, the Independent Accounting Firm and no Party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Independent Accounting Firm may review the books and records of the Company to the extent necessary to obtain an understanding of the positions of Buyer and Sellers. The Independent Accounting Firm will deliver to Buyer and Sellers no later than thirty (30) days after its engagement, a written report setting forth (a) its determination of the values of the Unresolved Items and (b) the justifications for its determinations. Such determination of the Independent Accounting Firm will be final, conclusive and binding upon Buyer and Sellers (absent fraud or manifest error) and Buyer will promptly revise the Closing Statement to reflect the Independent Accounting Firm’s calculations for the Unresolved Items upon receipt of such report, including each component of the Closing Total Shareholders’ Equity and the Closing Transaction Expenses and such final revised Closing Statement and each component part shall be deemed the Closing Statement for all purposes hereunder. The fees and expenses of the Independent Accounting Firm will be borne pro rata as between Buyer, on the one hand, and Sellers, on the other hand, based upon the proportionate net deviation of the Closing Date Purchase Price based on the respective adjustments for the Unresolved Items proposed by Buyer and Sellers, as set forth in the Closing Statement in the case of Buyer and the Statement Dispute Notice in the case of Sellers, from the determination of the final Closing Date Purchase Price made by the Independent Accounting Firm. The date on which the Closing Total Shareholders’ Equity and the Closing Transaction Expenses are finally determined in accordance with this Section 1.4 is referred to as the “Determination Date.”

1.4.5	Adjustment to Purchase Price. The “Adjustment Amount” means an amount equal to (a) the Closing Date Purchase Price (as finally agreed upon or determined pursuant to this Section 1.4), less (b) the Estimated Closing Date Purchase Price. If the Adjustment Amount is a positive amount, then promptly, and in any event within five (5) Business Days following the Determination Date, Buyer will pay or cause to be paid to each Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by such Seller, such Seller’s Pro Rata Portion of the Adjustment Amount. If the Adjustment Amount is a negative amount (the absolute value of such amount, the “Shortfall Amount”), then promptly, and in any event within five (5) Business Days following the Determination Date, each Seller will pay or cause to be paid to Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer, each Seller’s Pro Rata Portion of the Shortfall Amount. Any payment of an Adjustment Amount shall be treated as an adjustment to the Closing Date Purchase Price for all Tax purposes unless otherwise required by applicable Law.

1.4.6	Balance Sheet Changes. The Total Shareholders’ Equity of the Company will not be subject to adjustment for changes in the balance sheet of the Company attributable to its ordinary course business activities (e.g. construction starts, lot takedowns, etc. in the ordinary course of business of the Company consistent with past practices), unless such changes actually increase or decrease the Closing Total Shareholders’ Equity, as calculated in a manner consistent with Exhibit H hereto and in accordance with the Accounting Principles. A spreadsheet showing the method of calculation of the Total Shareholders’ Equity of the Company for purposes of this Agreement is attached hereto as Exhibit H.

1.5	Deposit

1.5.1	Purchase Price Deposit. Within one (1) Business Day of the execution of this Agreement, Buyer shall cause a sum equal to $5,000,000.00 (such amount, together with any and all interest thereafter earned thereon, the “Purchase Price Deposit”) to be transferred to the account in which the Existing Escrow Deposit is held (the “Purchase Price Escrow Account”) to be held by the Escrow Agent for the periods and distributed as provided in the terms of this Agreement and the Escrow Agreement.

1.5.2	Payment of Purchase Price Deposit.

(a)	Subject to terms of Section 1.5.2(b) and Section 1.5.3 below, Buyer, the Company and the Sellers shall cause the Escrow Agent to distribute the Purchase Price Deposit (i) if the Closing occurs, to the Sellers at the Closing in accordance with Section 1.3, or (ii) in the event of a Qualifying Termination, to the Company by wire transfer of immediately available funds, in such account or accounts designated by the Company, provided that (A) if Buyer delivers a Deposit Dispute Notice within the Deposit Dispute Window and the Sellers are determined to be the Prevailing Party in accordance with Section 1.5.2, within three (3) Business Days of such determination, or (B) if Buyer does not deliver a Deposit Dispute Notice within the Deposit Dispute Window, within three (3) Business Days of the end of the Deposit Dispute Window.

(b)	Following the occurrence of a Qualifying Termination, the Sellers shall provide a written notice to Buyer and Escrow Agent of the Qualifying Termination, which shall include (i) confirmation that the Sellers have determined that a Qualifying Termination has occurred, (ii) confirmation of the provision of this Agreement by which the Sellers have elected to terminate this Agreement, and (iii) a detailed description of the facts and reasons supporting the Sellers’ determination that a Qualifying Termination has occurred (a “Qualifying Termination Notice”). If Buyer disagrees with the Sellers’ determination that a Qualifying Termination has occurred, Buyer may, within ten (10) Business Days after receipt of the Qualifying Termination Notice (the “Deposit Dispute Window”), deliver a written notice to the Sellers (a “Deposit Dispute Notice”) that includes a detailed written description of each item that Buyer disputes in the Qualifying Termination Notice and the facts and reasons supporting Buyer’s position that a Qualifying Termination has not occurred. If Buyer has delivered a Deposit Dispute Notice within the Deposit Dispute Window, the Purchase Price Deposit shall be distributed to the prevailing party (the “Prevailing Party”) as such (A) is determined by a court of competent jurisdiction, or (B) is agreed among the Parties hereto in writing. The non-Prevailing Party shall reimburse the Prevailing Party for its legal fees and court costs relating to any dispute hereunder no later than three (3) Business Days following written demand delivered by the Prevailing Party to the non-Prevailing Party hereunder.

(c)	The Parties hereby agree that the payment of the Purchase Price Deposit to the Company and the recovery of attorneys’ fees and court costs in accordance with Section 1.5.2(b) shall be the sole and exclusive remedy of the Company, the Sellers and their respective Affiliates and representatives pursuant to this Agreement and any other Transaction Documents executed in connection with the Transaction in the event of a Qualifying Termination, as liquidated damages.

1.5.3	Refund of Purchase Price Deposit. Following the termination of this Agreement other than a Qualifying Termination (a “Release Termination”), Buyer shall deliver written notice to Sellers and Escrow Agreement which shall include (i) confirmation that Buyer has determined that a Release Termination has occurred, (ii) confirmation of the provision of this Agreement by which Buyer has elected to terminate this Agreement, and (iii) a detailed description of the facts and reasons supporting Buyer’s determination that a Release Termination has occurred (a “Release Termination Notice”). If Sellers disagree with Buyer’s determination that a Release Termination has occurred, Sellers may, within ten (10) Business Days after receipt of the Release Termination Notice (the “Deposit Release Dispute Window”), deliver a written notice to Buyer (a “Deposit Release Dispute Notice”) that includes a detailed written description of each item that the Sellers dispute in the Release Termination Notice and the facts and reasons supporting Sellers’ position that a Release Termination has not occurred. If Sellers have delivered a Deposit Release Dispute Notice, the Purchase Price Deposit shall be distributed to the prevailing party (the “Prevailing RT Party”) as such (A) is determined by a court of competent jurisdiction, or (B) is agreed among the Parties hereto in writing. The non-Prevailing RT Party shall reimburse the Prevailing RT Party for its legal fees and court costs relating to any dispute hereunder no later than three (3) Business Days following written demand delivered by the Prevailing RT Party to the non-Prevailing RT Party hereunder.

1.5.4	The Parties covenant and agree that as promptly as practicable following the determination of which Party or Parties are entitled to receive the Purchase Price Deposit in connection with a Qualifying Termination or a Release Termination in accordance with this Section 1.5, they shall, by written instruction, cause the Escrow Agent to distribute the Purchase Price Deposit to Buyer or the Company, as applicable, in accordance with the provisions of this Section 1.5 by wire transfer of immediately available funds, in such account or accounts designated by the recipient Party.

1.6	Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer and the Company (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment; provided that, it shall be a condition to any deduction or withholding from any amounts payable to Sellers hereunder that Buyer provide Sellers written notice of the basis for such withholding at least ten (10) Business Days prior to the subject payment. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be timely remitted to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made. Notwithstanding the foregoing, the Parties shall reasonably cooperate with one another to minimize any such withholding obligation.

Article 2
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERs

Except as set forth in the Seller Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made under this Agreement, each Seller represents and warrants to Buyer as follows:

2.1	Power and Authorization; Enforceability. Each of the Sellers has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Documents, if any, to which such Seller is, or is specified to be, a party (collectively, the “Seller Transaction Documents”), to perform its obligations under this Agreement and under the Seller Transaction Documents and to carry out the Transaction. All necessary action has been taken by each Seller to authorize the execution, delivery and performance by it of this Agreement and each other Seller Transaction Document to which such Seller is a Party. Each Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document. Assuming that this Agreement and each of the other Seller Transaction Documents are valid and binding obligations of each of the other Parties hereto and thereto, this Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by such Seller will be, the legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its respective terms, except as the enforceability of such obligations may be limited by the Enforceability Exceptions.

2.2	No Violation or Conflict; Consents. Neither the execution, delivery or performance by Sellers of this Agreement and the other Seller Transaction Documents, nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

2.2.1	contravene, conflict with or result in a violation or breach of (a) to the extent applicable, the organizational documents of each Seller or (b) any (i) Judgments or (ii) Laws, in each case, binding upon or applicable to each Seller or any of its respective Affiliates or by which it or any of its respective properties or assets are bound;

2.2.2	contravene, conflict with, result in a violation or breach of, constitute a default or change of control under, give a right to terminate, amend, accelerate, vest or cancel under or create a right of notice or consent or other right (or loss of benefit) with respect to, any material Contract or Permit to which each Seller is a party or by which it or any of its respective properties or assets are bound;

2.2.3	result in the creation or imposition of any Lien upon any of the assets of each Seller, other than Permitted Liens;

2.2.4	cause a material Loss or material adverse modification of any Governmental Authorization used or held by each Seller or any of its respective Affiliates; or

2.2.5	require any consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority other than as contemplated by the provisions of Section 5.10 hereof;

except, in each case, where failure of any of the above would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of any Seller to consummate the Transaction.

2.3	Ownership. Each Seller is the lawful record and beneficial owner of all of the Membership Interests of the Company listed opposite such Seller’s name on Section 2.3 of the Company Disclosure Schedule free and clear of all Liens and any other restrictions on transfer other than Permitted Liens. Sellers have all requisite power and authority to sell, transfer, assign and deliver the Membership Interests as provided in this Agreement and the Seller Transaction Documents, and at the Closing, each Seller shall transfer to Buyer good and marketable title to the Membership Interests owned by such Seller, free and clear of all Liens and other restrictions on transfer, other than Permitted Liens. Sellers have the sole right to vote or direct the voting of such Membership Interests on any matter submitted to a vote of the equity holders of the Company, and Sellers have sole decision-making authority with respect to the Membership Interests in the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other arrangements relating to such Membership Interests.

2.4	Legal Proceedings; Judgments. Each Seller is not subject to any, nor is there any pending, Judgment that (a) relates to the Business of, or any assets owned or used by, the Company or (b) could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the ability of such Seller to consummate the Transaction or any other transaction contemplated by the Seller Transaction Documents to which such Seller is a party.

2.5	Brokers. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of such Seller.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the Company Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made under this Agreement, the Company and the Sellers, severally and jointly, each represent and warrant to Buyer as follows:

3.1	Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite corporate, limited liability company or similar power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. Section 3.1 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True, correct and complete copies of the organizational documents of the Company currently in effect have been provided to Buyer and reflect all amendments made thereto at any time prior to the Closing Date, and the Company is not in material violation of any of the provisions thereof.

3.2	Power and Authorization; Enforceability. The Company has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Company Transaction Documents”), to perform its obligations under this Agreement and under each other Company Transaction Document and to consummate the Transaction. All necessary limited liability company action has been taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document. Assuming that this Agreement and each of the other Company Transaction Documents are valid and binding obligations of each of the other Parties to this Agreement and each of the other Company Transaction Documents, this Agreement is, and each other Company Transaction Document, when duly executed and delivered at the Closing by the Company, will be, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by the Enforceability Exceptions.

3.3	No Violation or Conflict; Consents. Neither the execution, delivery or performance by the Company of this Agreement or the other Company Transaction Documents, nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

3.3.1	contravene, conflict with or result in a violation or breach of, to the extent applicable, (a) the organizational documents of the Company, (b) any Judgments or (c) Laws, in each case, binding upon or applicable to the Company or by which it or any of its respective properties or assets are bound;

3.3.2	contravene, conflict with, result in a violation or breach of, constitute a default or change of control under, give a right to terminate, amend, accelerate, vest or cancel under or create a right of notice or consent or other right (or loss of benefit) with respect to, any material Contract or material Permit to which the Company is a party or by which they or any of their respective properties or assets are bound;

3.3.3	result in the creation or imposition of any Lien upon any of the assets of the Company, other than Permitted Liens;

3.3.4	cause a loss or an adverse modification of any material Governmental Authorization used by the Company; or

3.3.5	require any consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority, except for the consents and approvals set forth on Section 3.3.5 of the Company Disclosure Schedule.

3.4	Capitalization and Related Matters.

3.4.1	Section 3.4.1 of the Company Disclosure Schedule sets forth as of the date hereof, a complete list of the Membership Interests, including a true, correct and complete list of the record holders of the Membership Interests, listing for each Person: (i) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization; and (ii) the percentage of the Company’s membership interests owned by such Person.

3.4.2	The Membership Interests represent all issued and outstanding equity interests of the Company. All of the issued and outstanding Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable. Immediately after the Closing, Buyer shall own all of the outstanding Membership Interests, free and clear of any Liens or any other restrictions on transfer, other than Permitted Liens. Other than the Membership Interests, there are no issued, reserved for issuance or outstanding (a) membership interests, shares of capital stock of, or other equity or voting interests in, the Company, (b) securities of the Company convertible into or exchangeable or exercisable for membership interests, shares of capital stock of, or other equity or voting interests in, the Company or containing any profit participation features, or (c) options, warrants, restricted stock or stock units, profits interests, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any membership interests, capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, the Company or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Membership Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Membership Interests. There are no agreements with respect to the voting or transfer of the Membership Interests to which the Company or any Seller is a party.

3.4.3	The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any Membership Interests. The Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company other than applicable Law. No certificate or certificates have been issued representing any of the Membership Interests or any other equity interest in the Company. The Company has not at any time issued or granted, and there are no outstanding or authorized, compensatory equity or equity-linked interests with respect to the common stock, preferred stock or other capital stock of, or the common units or preferred units of, or other equity or voting interests in the Company, including without limitation, any options, appreciation rights, restricted stock or stock unit awards, profits interests, restricted units, phantom equity or similar awards or rights.

3.5	No Subsidiaries. The Company does not own or have the right to acquire any capital stock, equity interest or investment or securities (whether equity or debt) of any nature in any Person, or securities exchangeable or exercisable therefor.

3.6	Compliance with Laws.

3.6.1	The Company conducts its Business in material compliance with all applicable Laws, and Governmental Authorizations and all Real Property is in material compliance with all applicable Laws and Governmental Authorizations. During the three (3) years prior to the date of this Agreement, neither Sellers nor the Company have received any written communication from any Governmental Authority of any investigation, inquiry or alleged failure to comply with any applicable Laws in any material respect which is pending or remains unresolved. The Company has filed in a timely manner all reports, documents and other materials required to be filed by such entity with any Governmental Authority, and the information contained in each of such filings is true, correct and complete in all material respects, except in each case where such failure would not reasonably be expected to have a Material Adverse Effect.

3.6.2	The Company (i) has not received any written notice from any Governmental Authority or private party alleging noncompliance with any applicable Law other than routine allegations of noncompliance following customary examinations or other matters; (ii) has not incurred any liability for failure to comply in any material respect with any applicable Law; or (iii) has not made any mandatory or voluntary disclosure to any Governmental Authority with respect to any actual, potential or alleged violation in any material respect of any Law by any manager, member or other direct or indirect equity holder, officer, employee or agent or concerning actual or alleged fraud. There is no investigation, proceeding or disciplinary action currently pending or, to the Company’s Knowledge, threatened against the Company by a Governmental Authority. The Company has filed all material reports, notifications and other filings required to be filed with any Governmental Authority pursuant to applicable Law, and has paid all fees and assessments due and payable in connection therewith.

3.6.3	The Company is not an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

3.6.4	None of the Company or any of its respective officers or directors or, to the Company’s Knowledge, employees or agents, is a Sanctioned Person. The Company and its respective officers, directors and, to the Knowledge of the Company, employees and agents are in compliance with, and have not previously within the past three (3) years violated in any material respect, any Sanctions. There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to Sanctions.

3.7	Litigation. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, there, are no, and since January 1, 2018, there have not been any, (a) Proceedings pending or, to the Company’s Knowledge, threatened in writing which involve the Company, the Business or the properties or assets of the Company that (i) relates to the Business of, or any assets owned or used by, the Company or (ii) could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the ability of the Company to consummate the Transaction or any other transaction contemplated by the Seller Transaction Documents to which the Company is a party, and (b) unsatisfied Judgments against the Company, the Business or the properties or assets of the Company. To the Company’s Knowledge, no event has occurred or circumstances exist that are reasonably likely to give rise to, or serve as a basis for, any such Proceeding or Judgment. There are no Proceedings pending or threatened by the Company against any Person.

3.8	Financial Statements.

3.8.1	The Company has provided Buyer with copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited balance sheet of the Company as of December 31, 2022 (including the notes thereto, if any), and the related audited statements of income, members’ equity and cash flows for the fiscal year then ended; (b) the unaudited balance sheet of the Company as of May 31, 2023 (including the notes thereto, if any), and the related unaudited statements of income, members’ equity and cash flows for the current year to date and the fiscal month then ended, and (c) the unaudited balance sheet of the Company (the “Latest Balance Sheet”) as of November 30, 2023 (the “Latest Balance Sheet Date”) (including the notes thereto, if any), and the related unaudited statements of income, members’ equity and cash flows for the current year to date and the fiscal month then ended. Except as disclosed in Section 3.8.1 of the Company Disclosure Schedule, the Financial Statements (including the notes thereto, if any, but excluding any interim internal financial statements of the Company) (w) were prepared from, and are consistent, in all material respects, with, the books and records of the Company, (x) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (y) fairly present the financial condition, cash flows and results of operations of the Company in all material respects as at the dates thereof and for the periods therein referred to.

3.8.2	Except as disclosed in Section 3.8.2 of the Company Disclosure Schedule, the Financial Statements fairly and accurately reflect, in all material respects (i) the assets, liabilities, revenues and expenses and the financial position of the Company, and (ii) all transactions of Sellers and their Affiliates with respect to the Company.

3.8.3	There are no investigations, inquiries or investigations by any Governmental Authority pending or, to the Knowledge of the Sellers, threatened, in each case regarding any accounting or auditing practices of Sellers (with respect to the Business) or the Company. Since December 31, 2022, there has not been any material change in any accounting or auditing practices, including any material change with respect to the reserve’s methodology (whether for bad debts, contingent liabilities or otherwise), of Sellers or the Company. During the past two (2) years from the date hereof, no audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

3.8.4	The systems of internal controls over financial reporting with respect to the Company are sufficient in all material respects to provide reasonable assurance that (i) as of the date the Financial Statements shall be delivered to Buyer, transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and to maintain accountability for the assets of the Business, and (ii) the Financial Statements accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company in all materials respects. No financial statements of any Person other than the Company are required by GAAP to be included or reflected in any of the foregoing Financial Statements.

3.8.5	Section 3.8.5 of the Company Disclosure Schedule sets forth all loans received by the Company under the CARES Act (defined below), including any loans received under the U.S. Small Business Administration’s Paycheck Protection Program (the “PPP Loans”). The entire amount of the PPP Loans (including interest accrued thereon) has been fully forgiven by Texas Capital Bank (the “PPP Lender”), and no indebtedness related to the PPP Loan is outstanding. The Company is not currently the subject of an audit, investigation or other review or inquiry by the U.S. Small Business Administration (the “SBA”) or any other Governmental Authority with respect to the PPP Loans. As of the respective dates on which the Company submitted their application for the PPP Loans and their application for forgiveness of the PPP Loans to the PPP Lender, the Company’s application documentation (and all certifications made therein) was true and accurate in all material respects, and was made in compliance with all applicable Laws and other requirements of the Paycheck Protection Program. At the time of application, the Company met all applicable eligibility requirements for receiving the PPP Loans and remains eligible, including after taking into account all Paycheck Protection Program eligibility guidance issued by the SBA since the time of application up to the date hereof. All of the loan proceeds of the PPP Loans have been applied to uses constituting only allowed uses eligible for forgiveness pursuant to Section 1106(b) of the CARES Act. For purposes of this Agreement, “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), as amended or restated, including all other acts, regulations and guidance related thereto, including the Coronavirus Preparedness and Response Supplemental Appropriations Act (H.R. 6074), the Families First Coronavirus Response Act (H.R. 6201), the Paycheck Protection Program and Health Care Enhancement Act (H.R. 266), and the Paycheck Protection Program Flexibility Act of 2020 (H.R. 7010).

3.8.6	The Company has delivered to Buyer true, correct and complete copies of all letters from the Company’s auditors to the Company relating to any audit of the Company during the twelve (12) months prior to the date of this Agreement, together with true, correct and complete copies of all responses thereto.

3.9	Liabilities.

3.9.1	Section 3.9.1 of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Company as of the Latest Balance Sheet Date, and for each item of Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement (with regard to any Indebtedness for borrowed funds), the creditor, the maturity date (with respect to any Indebtedness for borrowed funds) and the collateral, if any, securing such Indebtedness. No uncured event of default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company under any such Indebtedness and the Company has not received any notification of cancellation of any such Indebtedness. Except as set forth on Section 3.9.1 of the Company Disclosure Schedule, none of the Indebtedness of the Company is subject to any prepayment premiums, penalties, breakage costs or any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) payable thereunder in connection with the prepayment thereof in connection with the Transaction, or other restrictions that would prohibit the prepayment thereof upon the Closing. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the Transaction. No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.9.2	Except as set forth on Section 3.9.2 of the Company Disclosure Schedule, to the Knowledge of Sellers, other than Permitted Liens, the Company does not have any material liability or obligation other than: (a) liabilities and obligations set forth on the Latest Balance Sheet; (b) liabilities and obligations which have arisen since the Latest Balance Sheet Date in the Ordinary Course; or (c) obligations set forth in any financial projections provided by Sellers to Buyer prior to the date hereof.

3.9.3	Except as set forth on Section 3.9.3 of the Company Disclosure Schedule, there are no municipal utilities districts or other financing districts affecting the Owned Real Property or the Controlled Real Property.

3.10	Absence of Certain Changes and Events. Since December 31, 2022, the Company has conducted its respective Business in the Ordinary Course in all material respects and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not been any:

3.10.1	event, condition, occurrence, contingency or development that (a) has had or would reasonably be expected to have a Material Adverse Effect on the Company or (b) since the Latest Balance Sheet Date, would otherwise have been prohibited by Section 5.2;

3.10.2	change in the independent accountants of the Company or any material change in the accounting methods, principles or practices followed by any the Company (except for any such change required by reason of a concurrent change in GAAP);

3.10.3	(a) adoption, material amendment or material modification of an Employee Benefit Plan for the benefit of any executive officer of the Company, (b) grant of severance pay to any executive officer of the Company, or (c) material increase in the compensation of any executive officer of the Company except, in each of (a) through (c), in the Ordinary Course or as required by any existing Contract;

3.10.4	except as disclosed on Section 3.10.4 of the Company Disclosure Schedule, sale, assignment, transfer, hypothecation, conveyance or lease of any material asset or property of the Company, except in the Ordinary Course (including the sale/leaseback of model homes to Antares Model Holding, LLC), or mortgage, pledge, or imposition of any material Lien on any material asset or property of the Company, except for Permitted Liens and except in the Ordinary Course; or

3.10.5	agreement by the Company to do any of the foregoing.

3.11	Property.

3.11.1	Section 3.11.1(a) of the Company Disclosure Schedule sets forth (i) a complete and accurate list and description of all Owned Real Property as of August 31, 2023, including the address of such Owned Real Property, the total number of lots that are Owned Real Property (by community) and the name of the residential real property community of which such Owned Real Property is a part, if applicable and (ii) Exhibit L, attached hereto, sets forth a complete and accurate list in all material respects, as of November 30, 2023, of the total number of lots that are Owned Real Property (by community) and the name of the residential real property community of which such Owned Real Property is a part, if applicable. With respect to the Owned Real Property, (a) the Company has title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, Liens from the Company’s borrowing base credit facilities as reflected on Section 3.11.1(a) of the Company Disclosure Schedule, or as otherwise disclosed in any title commitment or title policy, (b) except as set forth on Section 3.11.1(b) of the Company Disclosure Schedule, the Company has not leased the Owned Real Property or any portion of the Owned Real Property and (c) except (i) for sales of homes within the Owned Real Property entered into by the Company and a third party homebuyer in the Ordinary Course and sales of model homes to Antares Model Holding, LLC in the Ordinary Course and (ii) as set forth on Section 3.11.1(c) of the Company Disclosure Schedule or as otherwise provided for in a Contract for the acquisition of the Owned Real Property, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion of, or interest in, the Owned Real Property that would reasonably be expected to materially impair the continued use or value of any Owned Real Property affected thereby.

3.11.2	Section 3.11.2(a) of the Company Disclosure Schedule sets forth (i) a complete and accurate list and description of all Controlled Real Property as of August 31, 2023, including the address of such Controlled Real Property, if available (and, if not available, a description of the Controlled Real Property), the total number of lots, if platted or approved by Governmental Authority that are within the Controlled Real Property (by community), the name of the residential real property community of which such Controlled Real Property is a part, the amount of any commissions, broker fees, finder’s fees or similar compensation that may be payable by the Company in connection with the acquisition of any Controlled Real Property, all Acquisition Contracts relating to the acquisition of such Controlled Real Property and the amount of any deposits, option payments or similar amounts paid or payable under the applicable Acquisition Contracts, and (ii) Exhibit L, attached hereto, sets forth a complete and accurate list in all material respects, as of November 30, 2023, of the total number of lots that are Controlled Real Property (by community) and the name of the residential real property community of which such Controlled Real Property is a part, if applicable. To the Knowledge of the Company, each Acquisition Contract is in full force and effect and is valid, binding and enforceable against the counterparty and the Company, except, in each case as enforceability of such agreements may be limited by the Enforceability Exceptions. The Company has made available to Buyer true and correct copies of all such Acquisition Contracts, including all material amendments, modifications, assignments, supplements and renewals thereof. Other than the Acquisition Contracts set forth in Section 3.11.2(a) of the Company Disclosure Schedule, there are no other agreements, commitments or understandings of any kind between the counterparty and the Company regarding any Controlled Real Property and there are no agreements, commitments or understandings of any kind that obligate the Company to pay any commissions, finder’s fees or similar compensation in connection with the acquisition of any Controlled Real Property. As of the Closing, the Company shall have the right to acquire each Controlled Real Property on the terms and conditions set forth in the applicable Acquisition Contract, and the Company has not assigned or encumbered its rights under such Contract to any other party. To the Knowledge of the Company, there is no breach of any Acquisition Contract by any party thereto and no condition or circumstance exists, which, with the giving of notice or the passing of time, would constitute a breach of any Acquisition Contract. The Company shall not assign or encumber its rights under any such Acquisition Contract to any other party unless this Agreement has been terminated. All such permitted assignments, if any, shall only be made in compliance with the terms of the Acquisition Contract being assigned. Copies of all material notices given or received by the Company under any Acquisition Contract with respect to any Controlled Property prior to the date of this Agreement are listed in Section 3.11.2(b) of the Company Disclosure Schedule and have been provided to Buyer, and all such notices given or received after the date of this Agreement shall be promptly provided to Buyer, but no later than the Closing Date. With respect to the Controlled Real Property, (a) the Company has not leased the Controlled Real Property or any portion of the Controlled Real Property except as set forth on Section 3.11.2(a) of the Company Disclosure Schedule and (b) other than any outstanding option, right of first offer or right of first refusal held by the Company, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Controlled Real Property or any portion of, or interest in, the Controlled Real Property granted by the Company or any Affiliate thereof and to the Knowledge of the Company no such outstanding options, rights of first offer or rights of first refusal are held by any Person other than the Company other than as set forth on Section 3.11.2(b) of the Company Disclosure Schedule. Except for the properties subject to the Acquisition Contracts set forth in Section 3.11.2(a) of the Company Disclosure Schedule, there are no material real properties that the Company is obligated to buy, lease or sublease at some future date.

3.11.3	Section 3.11.3 of the Company Disclosure Schedule sets forth the address of each parcel of real property leased by the Company (the “Leased Real Property” and together with the Owned Real Property and the Controlled Real Property the “Real Property”). With respect to each Real Property Lease, (a) to the Knowledge of the Company, the Company has good and valid leasehold interest in such Leased Real Property, free and clear of all Liens, except Permitted Liens, (b) to the Knowledge of the Company, each lease related to such Leased Real Property (collectively, the “Real Property Leases”) is legal, valid, binding, enforceable and in full force and effect, (c) the Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed in any material respect and, to the Company’s Knowledge, there are no disputes with respect to any such Real Property Lease and (d) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion of the Leased Real Property. There are no pending (or, to the Knowledge of Seller, threatened) actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the Leased Real Property, or any part thereof, or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

3.11.4	Except (i) as disclosed on Sections 3.11.1, 3.11.2 and 3.11.3 of the Company Disclosure Schedule and (ii) for acquisitions of real property in the Ordinary Course pursuant to any Acquisition Contracts existing as of the date hereof or entered into by the Company following the date hereof in accordance with Section 5.2, the Company has no right, title or interest in any real property, including any outstanding options, rights of first offer or right of first refusal to purchase.

3.11.5	The Company has not received any notice of any, and to the Company’s Knowledge, there is no, pending or threatened condemnation or eminent domain Proceeding, transfer in lieu thereof, or claims that any Permits with respect to the buildings, structures or improvements on any of the Real Property may be revoked, adversely modified or not renewed affecting any of the Real Property, nor has the Company agreed or committed to dedicate any of the Real Property.

3.11.6	To the Company’s Knowledge, none of the Real Property or its current use or uses is in material violation of applicable Law or any private restriction or covenant or entitlements applicable to the Real Property, including the Permitted Liens. The Company has paid current all Property Taxes due and payable by the Company with respect to the Real Property.

3.11.7	Section 3.11.7 of the Company Disclosure Schedule sets forth (i) a true and complete list, as of August 31, 2023, of Legacy Homes, and (ii) a true and complete number of all Legacy Homes as of November 30, 2023.

3.11.8	To the Company’s Knowledge, no part of the Owned or Controlled Real Property is subject to any building or use restrictions that would materially restrict or prevent the Company’s intended sale to homebuyers consistent with the Company’s current business practices.

3.11.9	All of the land used by the Company in the conduct of their Business is included in the Real Property. All of the buildings, structures and other improvements used by the Company in the conduct of their Business are located on the Real Property. Each parcel of the Real Property has access to and from an adjacent public or private road or street with adequate ingress and egress available to such Real Property for all purposes used or operated by the Company, and the Company has received no notice of, and has no Knowledge of, any pending or threatened action or dispute which would materially impair or interfere with such access.

3.11.10	Section 3.11.10 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all homeowner associations affecting the Owned Real Property or Controlled Real Property (each, a “Homeowner Association”). All assessments and related charges of any Homeowner Association applicable to any Owned Real Property have been paid when due. To the Company’s Knowledge, there are no Proceedings pending or threatened in writing which involve any Homeowner Association. To the Knowledge of the Company all Legacy Homes and homes subject to a purchase Contract with the Company conform with the requirements of any applicable covenants, conditions, restrictions and declarations (the “CCRs”) or have been approved by the architectural control committee (or similar body) of the applicable Homeowner Association and the building plans for such homes received all requisite approvals pursuant to the CCRs. The Company has not received any notices of, nor to the Company’s Knowledge, is there any pending violation of any CCRs by the Company that have not been fully resolved as of the date hereof.

3.11.11	To the Knowledge of the Company, all improvements and fixtures constructed by the Company on, under, over or within the Owned Real Property comply in all material respects with applicable Law and any applicable CCRs.

3.11.12	To the Knowledge of the Company, no part of the Real Property has been affected as a result of any fire, explosion, earthquake, flood, hurricane, drought, windstorm, accident, outbreak, strike or other labor disturbance, embargo, moratorium, requisition or cancellation of contract, permit, violation, incentive or concession by any Governmental Authority, riot, activities of armed forces or acts of God or any public enemy, or any other casualty, the occurrence of which would materially impair the value of any particular parcel of Real Property or the manner and extent of the current or contemplated use, occupancy and operation thereof or that would result in any Governmental Authority denying Permits necessary for, or otherwise have the effect of prohibiting, the construction, use or occupancy of the Real Property for single-family dwellings.

3.11.13	The Company has received no notice of and has no Knowledge of any pending or proposed special area or other assessments, except for any such assessments currently payable as reflected in the title insurance commitments delivered to or obtained by Buyer in connection herewith, affecting the Real Property or any proposed or pending public improvements which may give rise to any such assessments affecting the Owned or Controlled Real Property.

3.11.14	Except for normal trade payables for homes under construction generated in the Ordinary Course, there has been no labor or materials of any kind furnished to or for the benefit of any Owned Real Property for which payment in full has not been made or will be made in the Ordinary Course.

3.11.15	Except as set forth in the Acquisition Contracts and on Section 3.11.15 of the Company Disclosure Schedule, all of the Owned Real Property, (i) has received final plat approval, with all infrastructure improvements described or referenced in the final plat completed, (ii) has no conditions to the issuance of building permits for the construction of single-family residences on the lots, other than payment of standard and ordinary permit and impact fees required upon issuance of building permits; (iii) has no condition to the issuance of certificates of occupancy for single-family residences on the lots other than construction of such residence in accordance with the approved plans, and (iv) to the extent that a home has been constructed, or is currently under construction, has approval by the applicable Homeowners Association (or the requisite Architectural Control Committee or similar body) as to all of the designs and plans and specifications for the dwellings which that have been or are being constructed on the lots (to the extent required by the applicable CCRs).

3.11.16	Except as set forth in Section 3.11.16 of the Company Disclosure Schedule, the Company has not received written notice of any new or material increases in existing impact fees, or other fees that will be levied in connection with the development of the Owned or Controlled Real Property, nor has the Company received any written notice of any policy or action, nor is it aware of any such action, precluding or inhibiting (1) issuance of building permits with respect to the Owned or Controlled Real Property; or (2) issuance of certificates of occupancy for completed residences on the Owned or Controlled Real Property.

3.11.17	Except as set forth in Section 3.11.17 of the Company Disclosure Schedule, and applicable CCRs (or purchase Contract) or unless constituting a Permitted Lien, to the Company’s Knowledge, (i) there are no shared expense agreements, repayment agreements, reimbursement agreements, or development payback agreements that affect all or any portion of the Real Property, and (ii) all on-site and off-site improvements necessary to obtain a building permit for a single-family residential dwelling to be constructed on each lot owned by the Company and a certificate of occupancy for a completed single-family residential dwelling constructed on each lot owned by the Company have been completed and accepted by all applicable Governmental Authorities.

3.11.18	Section 3.11.18 of the Company Disclosure Schedule lists all current agreements (whether verbal or written) to pay assessments in connection with any portion of the Owned or Controlled Real Property (other than pursuant to CCRs included in the public record), and further sets forth the Homeowner Associations for which the Real Property is subject to, and the current assessment amount, if applicable. The Company has delivered to Buyer existing budgets that are in the Company’s possession, if any, applicable to the Owned or Controlled Real Property as well as any and all notices received by the Company from any Homeowner Association regarding payment of assessments which are currently applicable to the Owned or Controlled Real Property or which may materially affect the Owned or Controlled Real Property in the future (and will deliver any such additional budgets or notices following the date of this Agreement until such time as the Closing occurs).

3.12	Material Contracts.

3.12.1	Section 3.12.1 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (collectively, the “Material Contracts”) to which the Company is a party or by with the Company or any of its assets or the Business are currently bound (and any amendments, supplements and modifications thereto):

(a)	any Contract providing for the sale, assignment, lease, transfer or conveyance of any asset of the Company with a value in excess of $100,000, excluding any retail homebuyer purchase and sale agreement entered into in the Ordinary Course that conform in all material respects to the Company’s standard form contract (as provided to Buyer prior to the date hereof) and any sale contracts relating to the sale by the Company of model homes to Antares Model Holding, LLC in the Ordinary Course;

(b)	any Contract for the acquisition or disposition of any asset entered into since January 1, 2020, with a purchase price in excess of $100,000, excluding any retail homebuyer purchase and sale agreement and Acquisition Contracts in the Ordinary Course and that conform in all material respects to the Company’s standard form sales Contract (as provided to Buyer prior to the date hereof);

(c)	any Contract relating to Indebtedness for borrowed money of the Company or any Contract under which the Company has guaranteed the Indebtedness for borrowed money of any other Person, in each case in excess of $100,000, or any Contract relating to the issuance of letters of credit;

(d)	any Contract granting a Lien upon any material asset of the Company that requires annual aggregate payments by such party in excess of $100,000, other than (i) any Contract relating to Indebtedness for borrowed money of the Company entered into in the Ordinary Course and (ii) Permitted Liens;

(e)	any partnership, limited liability company, joint venture agreement or any Contract involving the sharing of revenues, profits, Losses, costs, or liabilities by the Company with any other Person in any case in which the Company participates as a partner, member or joint venturer that is material to the Company;

(f)	any Contract that limits the ability of the Company to engage or compete in any line of business or in any geographic area, including provisions for exclusivity;

(g)	material sales agency, sales representation, distributorship, broker or franchise Contract that is (A) not terminable without penalty on 90 days’ notice or less and (B) requires payment by the Company in excess of $100,000 per annum;

(h)	material Contract granting rights in material Intellectual Property (A) to the Company and (B) from the Company to any third parties, in each case except for (1) licenses with respect to off-the-shelf, shrinkwrap or clickwrap software applications (including software provided as a service), (2) licenses with respect to open source materials, (3) licenses or other rights to display or use the Trademarks or names of third parties, (4) licenses granted by the Company to its resellers, customers or distribution partners in the Ordinary Course and (5) non-disclosure agreements entered into by the Company in the Ordinary Course;

(i)	any Contract with any Governmental Authority;

(j)	each Real Property Lease and each Acquisition Contract;

(k)	any CCRs or similar instruments relating to any Homeowner Association;

(l)	any Contract with suppliers of the Company that, (i) is entered into by the Company on a national level, (ii) includes provisions for exclusivity, or (iii) includes provisions for rebates; any Contract that relates to any relationship or arrangement with a title insurer or any reinsurance company (including any agency or broker agreements);

(m)	any Contract that relates to work share, marketing services, alliance, outsourcing or similar agreements or arrangements with strategic partners (including companies such as mortgage originators, realtors, title companies, escrow companies and other settlement service providers);

(n)	any Contract that grants any exclusive marketing, distribution, Intellectual Property, or other similar rights to any third party or otherwise purports to prohibit or limit, in any material respect, the right of the Company or any of its Affiliates (including, in accordance with the terms of the contracts in effect on the date hereof, Buyer or any of its Affiliates after the Closing) to make, sell, market, advertise or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property (other than any restrictions on sublicensing or transfer set forth in the license agreements relating to any off-the-shelf, shrinkwrap or clickwrap software applications);

(o)	any Contract pursuant to which the Company grants rights of first offer, rights of first refusal or similar provisions, or containing exclusivity, non-compete or non-solicitation provision or that otherwise purports to limit in any material respect either the type of business or the geographic area in which the Company or any Affiliates of the Company (including, in accordance with the terms of the Contracts in effect on the date hereof, Buyer or any of its Affiliates after the date hereof) may engage in business;

(p)	any Contract pursuant to which the Company grants a third party “most favored nation” status or purports to require the Company or any of its Affiliates (including, in accordance with the terms of the contracts in effect on the date hereof, Buyer or any of its Affiliates after the Effective Time) to offer a third party the same or better price for a product or service if the Company or such Affiliate offers a lower price for the same product or service to another third party;

(q)	each Contract under which the Company has advanced or loaned any other Person outstanding amounts in the aggregate for such Person exceeding $100,000;

(r)	each outstanding power of attorney with respect to the Company;

(s)	each material Contract that calls for performance over a period of more than three (3) months (other than those that are terminable at will or upon not more than thirty (30) days’ notice by the Company without any liability or other obligation to the Company), except for Contracts for the construction or sale of homes in the Ordinary Course of Business and that conform to the Company’s standard form sales Contract (as provided to Buyer prior to the date hereof) in all material respects;

(t)	any development agreement with any Governmental Authority;

(u)	any Contract of surety, guarantee or indemnity;

(v)	Any Contract for construction or with design professionals that are material to the operations of the Company; or

(w)	any other Contract not otherwise included in subparts (a) through (v) above (other than purchase orders and retail home purchase agreements entered in the Ordinary Course) that requires future payments by the Company in excess of $100,000 per annum or in which $300,000 in the aggregate remains to be paid by the Company under such Contract, or provides for the Company to receive any payments in excess of, or any property with a fair market value in excess of $100,000 per annum or in which $300,000 in the aggregate remains payable to the Company under such Contract.

3.12.2	Except as otherwise set forth on Section 3.12.2 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) true, correct and complete copies of each written Material Contract have been delivered to Buyer, (ii) each Material Contract is in full force and effect and is valid, binding and enforceable against each counterparty and the Company, except, in each case as enforceability of such agreements may be limited by the Enforceability Exceptions, (iii) the Company is not currently in violation in any material respect of any of the terms or conditions of any Material Contract, (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company under any such Contract, (v) no other party to any such Contract is in material breach or default thereunder and none of the Company or any Seller has received any notice of termination, cancellation, breach or default under any such Contract, (vi) there are no renegotiations of, attempts to renegotiate, or outstanding material rights to renegotiate any material amounts paid or payable to the Company under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation, and (vii) the Company has not during the two (2) years prior to the date hereof obtained or granted any waiver of or under any material provision of any such Material Contract other than in the Ordinary Course.

3.13	Insurance; Warranty Coverage.

3.13.1	Section 3.13.1 of the Company Disclosure Schedule contains (i) a list of each insurance policy owned by, or maintained for the benefit of, the Company (each a “Listed Policy” and collectively, the “Listed Policies”) and (ii) a list of all pending or threatened in writing warranty and/or defect claims made by a buyer of a home or a Homeowner Association that has not been fully resolved and that, if adversely decided, could result in claims against the Company or any Listed Policy in excess of $50,000. The Company is not in material default under any Listed Policy nor has the Company received any written notice of cancellation of any Listed Policy or written notice with respect to any refusal of coverage under any Listed Policy. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company is insured with respect to its assets and properties and the conduct of the Business in such amounts and against such risks as are sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of the Business.

3.13.2	To the Knowledge of the Company, Sellers have furnished Buyer with all information reasonably requested by Buyer regarding the warranty policies entered into between the Company’s customers and StrucSure Home Warranty (each, a “Limited Warranty”), prior to the date of this Agreement. All Legacy Homes (other than the Specified Homes) are subject to a valid Limited Warranty. Section 3.13.2 of the Company Disclosure Schedule sets forth all warranty or defect claims for alleged damages in excess of $50,000 related to any Legacy Homes that have not been fully resolved.

3.14	Permits. The Company has and maintains in full force and effect, and is in compliance with, all material Governmental Authorizations required to own, lease and operate their respective properties or to conduct the Business consistent with past practice (each, a “Permit”). Except as would not have a Material Adverse Effect, all applications for or renewals of all Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the Transaction. There is no Proceeding pending, or to the Company’s Knowledge, threatened, nor has the Company received any notice (written or non-written) from any Governmental Authority, to revoke, cancel, refuse to renew or adversely modify any Permit. All material Permits required to conduct the business of the Company as presently conducted are in the possession of the Company and, other than Permits for homes that are completed or under construction, are listed on Section 3.14 of the Company Disclosure Schedule.

3.15	Intellectual Property.

3.15.1	Section 3.15.1 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all Intellectual Property (other than any incidental Intellectual Property, such as off-the-shelf, shrinkwrap or clickwrap software applications) that are owned by or licensed to the Company (the listed items, the “Scheduled Intellectual Property”). Other than the Scheduled Intellectual Property and any incidental Intellectual Property (including any off-the-shelf, shrinkwrap or clickwrap software applications), the Company does not use or require the use of any Intellectual Property in the operation of the Business.

3.15.2	To the Company’s Knowledge, the Scheduled Intellectual Property is not being infringed by any third party.

3.15.3	The Company exclusively owns, free and clear of Liens (except Permitted Liens), all Intellectual Property owned or purported to be owned by the Company.

3.15.4	To the Company’s Knowledge, the operation of the Business of the Company does not infringe or misappropriate any Intellectual Property of a third party.

3.15.5	No Proceedings are currently pending or, to the Company’s Knowledge, threatened in writing, that the Company is infringing Intellectual Property owned by a third party.

3.16	Employees.

3.16.1	The Company is not and has not at any time been bound by any collective bargaining or similar agreement with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Company’s Knowledge, threatened against the Company, and no such entity has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past five (5) years. There are no labor unions or other organizations representing or, to the Company’s knowledge, purporting to represent, any employees of the Company. To the Company’s Knowledge, no union organization campaign is in progress with respect to any employees of the Company. There are no unfair labor practice charges against the Company pending before the National Labor Relations Board or any other Governmental Authority, nor are there any Proceedings against the Company which are pending or, to the Company’s Knowledge, threatened by or on behalf of any employees of the Company.

3.16.2	The Company is in material compliance with all applicable Laws respecting employment and employment practices, classification of services providers, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, or any other labor and employment-related matters. The Company is not a party to, or otherwise bound by, any consent decree with, or citation from, any Governmental Authority relating to employees or employment practices.

3.16.3	(a) The Company has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, contributions, premiums, benefits and other compensation due to or on behalf of such employees (other than immaterial payroll errors or discrepancies); and (b) there is no Proceeding with respect to payment of wages, salary, commissions, bonuses, contributions, premiums, benefits, overtime pay or other compensation that is now pending or, to the Company’s Knowledge, threatened against the Company before any Governmental Authority with respect to any Persons currently or formerly employed by the Company.

3.16.4	During the three (3) years prior to the date of this Agreement, the Company has not engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any such entity.

3.16.5	There are no material liabilities, whether contingent or absolute, of any of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Employee Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

3.16.6	The Compensation Spreadsheet contains a true, correct and complete list as of the date hereof of the names and current monthly salary rates or current hourly wages, as applicable, employer, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees and independent contractors of the Company and each such Person’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws. No executive officer or member of senior management of the Company has informed such entity of any plan to terminate employment with or services for any such entity, and, to the Company’s Knowledge, no such Person or Persons currently intends to terminate employment with or services for any such entity.

3.16.7	The Company has not used the services of any temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code).

3.16.8	In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Company’s Knowledge, threatened to be made against or involving any current or former officer, director or member of the senior management of the Company by any current or former officer, employee or individual service provider of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other member of senior management.

3.17	Employee Benefits.

3.17.1	Section 3.17.1 of the Company Disclosure Schedule lists all material Employee Benefit Plans. The Company does not have any plan or commitment to adopt or enter into any additional Employee Benefit Plan or to amend or terminate any existing Employee Benefit Plan. No current or former employee or consultant of the Company participates in or receives (or is eligible to receive) any compensation or benefits from any plan, program, arrangement or agreement maintained, adopted, entered into or contributed to by Sellers or any Affiliate of Sellers.

3.17.2	The Company has made available to Buyer a true and complete copy, as applicable, of (a) each Employee Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (b) the three (3) most recent annual reports with accompanying schedules and attachments, filed with respect to each Employee Benefit Plan required to make such a filing, (c) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by applicable Law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (d) the most recently received determination letter, if any, issued by the IRS and each currently pending application for a determination letter with respect to any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (e) the three (3) most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Employee Benefit Plan, (f) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations with respect to any Employee Benefit Plan, and (g) all material non-routine, written communications relating to any Employee Benefit Plan and any proposed Employee Benefit Plan.

3.17.3	Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan. To the Knowledge of the Company, each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

3.17.4	No Employee Benefit Plan is, and neither the Company nor any of its respective ERISA Affiliates contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to (a) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (b) a single employer plan or other pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (c) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (d) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

3.17.5	The Company does not have any obligation to provide (whether under an Employee Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree, other than health continuation coverage as required by Section 4980B of the Code or any similar state Law.

3.17.6	To the Knowledge of the Company, each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. To the Knowledge of the Company, the Company has performed all obligations required to be performed by it under and is not in any respect in default under or in violation of any Employee Benefit Plan. To the Company’s Knowledge, there has not been a default or violation by any party to any Employee Benefit Plan.

3.17.7	All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other individual service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with the terms of the Employee Benefit Plan and all applicable Laws.

3.17.8	To the Knowledge of the Company, no Proceeding is pending or, to the Company’s Knowledge, threatened against, by or on behalf of any Employee Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the Ordinary Course). To the Knowledge of the Company, with respect to each Employee Benefit Plan, (a) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan have occurred and (b) no Lien has been imposed under the Code, ERISA or any other applicable Law. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan. The Company has not made any filing in respect of any Employee Benefit Plan under the IRS’s Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

3.17.9	No Employee Benefit Plan, and neither the Company nor, to the Knowledge of the Company, any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

3.17.10	Except as disclosed on Section 3.17.10 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise) will (a) entitle any current or former employee, consultant, director or other individual service provider of the Company to any payment, (b) increase the amount of compensation or benefits due to any such employee, consultant, director or other individual service provider or any such group of employees, consultants, directors or other individual service providers, or (c) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

3.17.11	The Company and its ERISA Affiliates are and, to the Company’s Knowledge, each professional employer organization is, in compliance in all material respects with (a) the applicable requirements of Section 4980B of the Code and any similar state Law, (b) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder, and (c) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Employee Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider.

3.17.12	Except as disclosed on Section 3.17.12 of the Company Disclosure Schedule, the Company has made no condition or agreement with any Person, and there is no provision of any Employee Benefit Plan, that limits the right of the Company to amend, terminate, reduce, limit, or cut back the benefits available under any Employee Benefit Plan (except to the extent such limitation arises under ERISA or the Code).

3.18	Environmental Matters.

3.18.1	To the Knowledge of the Company, the operations of the Company are and have always been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and materially complying with any Environmental Permits applicable to the Business. Neither Sellers, the Company nor, to the Company’s Knowledge, any other party has used Hazardous Materials on, from or affecting any Real Property in any manner which violates any Environmental Laws. The Company has not received any notice of any violation of any Environmental Laws, and, to the Company’s Knowledge, no such violation exists and there have been no claims or actions commenced or threatened in writing by any party for noncompliance therewith. To the Company’s Knowledge, there are no underground storage tanks now located, or that were previously located, on, in, under, or within any portion of the Real Property.

3.18.2	The Company is not subject to any pending claim or, to the Company’s Knowledge, has received any threat in writing alleging that the Company is subject to any claim of a material violation of any Environmental Law or any Environmental Permit or has any material liability under any Environmental Law.

3.18.3	There have been no Releases of Hazardous Materials at the Owned Real Properties, or to the Company’s Knowledge, at properties that were formerly owned, operated, leased or used by the Company, that are reasonably likely to cause the Company to incur material liability pursuant to applicable Environmental Law.

3.19	Tax Matters.

3.19.1	The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company has paid on a timely basis all Taxes that were due and payable (whether or not shown on any Tax Return).

3.19.2	The Latest Balance Sheet contains an adequate accrual in accordance with GAAP for all unpaid Taxes (other than Property Taxes) as of the Latest Balance Sheet Date.

3.19.3	No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction, which claim has not been resolved.

3.19.4	All Taxes that the Company is or was required by applicable Law to withhold or collect have been duly withheld or collected (including, without limitation, in connection with amounts paid or owing to any employee, independent contractor, creditor, the Company or other Person) and, to the extent required, have been paid to the appropriate Taxing Authority. The Transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of applicable Laws.

3.19.5	There are no Liens for Taxes (other than Permitted Liens) on the assets of the Company.

3.19.6	The Company is not, and has not been, a party to or bound by any Tax Agreement.

3.19.7	The Company has not ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. None of the Sellers or the Company has any liability for the Taxes of any Person under (a) Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (b) as a transferee or successor or (c) pursuant to any contractual obligation.

3.19.8	No claim or deficiency for any Taxes has been asserted against the Company which has not been resolved and/or paid in full. No election has been made under Section 6226(a) of the Code with respect to any imputed underpayment of the Company attributable to any Pre-Closing Tax Period.

3.19.9	There are no pending or, to the Company’s Knowledge, threatened Tax audits or examinations of any Tax Returns of the Company. The Company (and any predecessor of the Company) has not (a) waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding, (b) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed or (c) executed or filed any power of attorney with any Taxing Authority, which is still in effect. There are no matters under discussion with any Taxing Authority with respect to Taxes that are likely to result in a material additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

3.19.10	None of the Sellers (with regard to their interest in the Company and the Business) or the Company has engaged in a “reportable transaction” or a substantially similar transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. If the Sellers or the Company have entered into any such transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Sellers or the Company, as applicable, believe that they have either (a) substantial authority for the Tax treatment of such transaction or (b) disclosed on their Tax Return the relevant facts affecting the Tax treatment of such transaction in accordance with Section 6662 of the Code. None of the Sellers (with regard to their interest in the Company and the Business) or the Company has participated, nor plans to participate, in any Tax amnesty program.

3.19.11	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of: (a) any instalment sale or other transaction on or prior to the Closing Date; (b) any accounting method change or closing agreement with any Taxing Authority filed or made on or prior to the Closing Date; (c) any prepaid amount received on or prior to the Closing; or (d) any election under Section 108(i) of the Code made on or prior to the Closing Date.

3.19.12	The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation. The Company (i) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Laws) and (ii) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.19.13	All transfer pricing rules applicable to the Company have been complied with in all material respects. All documentation required by all relevant transfer pricing Laws applicable to the Company has been timely prepared.

3.19.14	None of the Sellers or the Company has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, an international boycott within the meaning of Section 999 of the Code.

3.19.15	The provisions of Section 197(f)(9) of the Code do not apply to any intangible asset owned by the Company.

3.19.16	The Company has always been treated as a partnership for United States federal income tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to the Company.

3.19.17	The Company has not been and will not be required to recognize any taxable income or reduce any Tax asset, as a result of any inclusion under Section 965(a) of the Code or any election under Section 965(h) of the Code.

3.19.18	Each of the Sellers and the Company have delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Company (and any predecessor of the foregoing) for any federal and state income Tax Returns and all other material Tax Returns of the Company, in each case for which the statute of limitations on assessment has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Sellers or the Company (or any predecessor of the foregoing) since 2020.

3.19.19	The Company does not own an interest in real property in any jurisdiction (x) in which a material amount of real property transfer Tax is imposed on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (y) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property for real property transfer Tax purposes.

3.19.20	No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code.

3.19.21	Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

3.19.22	There is no Contract, agreement, plan or arrangement to which the Company is a party which requires any such entity to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

3.20	Related Party Transactions. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no Related Party of the Company (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the Company or necessary for the Business; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since the date of the Latest Balance Sheet, or is the obligee or beneficiary of any liability of the Company, in each case, except for Employee Benefit Plans.

3.21	Business Collateral. Section 3.21 of the Company Disclosure Schedule lists each letter of credit, escrowed funds, guarantee, surety bond or other collateral given or required to be given by or on behalf of Seller with respect to the Company or the Business (the “Business Collateral”). Each item of Business Collateral was entered into in the Ordinary Course of Business. None of the Business Collateral has been drawn against.

3.22	Personal Property. To the Company’s Knowledge, all equipment and other tangible personal property used in the Business are in good condition and repair, normal wear and tear excepted. Section 3.22 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property used in the Business (other than any Excluded Personal Property) with an individual current value of $5,000 or greater (the “Material Personal Property”) other than bundled computer equipment and model home furniture. The Company has good and marketable title to, or a valid leasehold interest in or a valid license for, such Material Personal Property used by it, located on any of its premises, shown on the Latest Balance Sheet or acquired by it after the date of the Latest Balance Sheet or as is otherwise necessary for the conduct of the Business, free and clear of any Liens other than any Permitted Lien, except for any asset disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

3.23	Brokers. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of the Company.

3.24	No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 2 AND THIS Article 4 AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE SELLERS OR THE COMPANY HEREUNDER, THE SELLERS AND THE COMPANY MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLERS AND THE COMPANY HEREBY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

4.1	Organization and Good Standing. The Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary corporate or limited liability company power and authority, as applicable, and possesses all Governmental Authorizations necessary to enable it to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. The Buyer is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where such failure to be licensed or qualified would not prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the ability of the Buyer to consummate the Transaction or any other transactions contemplated by the Buyer Transaction Documents.

4.2	Power and Authorization; Enforceability. The Buyer has all requisite right, power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations under this Agreement and under the other Buyer Transaction Documents and to consummate the Transaction. All necessary corporate or limited liability company action, as applicable, has been taken by the Buyer to authorize the execution, delivery and performance by the Buyer of this Agreement and each other Buyer Transaction Document. The Buyer has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document. Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other Parties to this Agreement and to each of the other Buyer Transaction Documents, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by the Buyer, will be, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, except as enforceability of such obligations may be limited by the Enforceability Exceptions.

4.3	No Violation or Conflict. Neither the execution, delivery or performance by the Buyer of this Agreement or the other Buyer Transaction Documents nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

4.3.1	contravene, conflict with or result in a violation or breach of, (a) to the extent applicable, the organizational documents of the Buyer or (b) any (i) Judgments or (ii) Laws, in each case, binding upon or applicable to the Buyer or by which it or any of its properties or assets are bound; or

4.3.2	cause a Loss or adverse modification of any material Governmental Authorization used by the Buyer; or

4.3.3	require any consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority.

except, in each case, where failure of any of the above would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of the Buyer to consummate the Transaction.

4.4	Brokers. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of the Buyer or any of its Affiliates.

4.5	Investment. Buyer is acquiring the Membership Interests for its own account, for investment only, and not with a view to any resale or public distribution of the Membership Interests. Buyer acknowledges that (a) such Membership Interests have not been registered under the Securities Act or any state securities Laws, (b) there is no public market for such Membership Interests and there can be no assurance that a public market will develop, and (c) it must bear the economic risk of its investment in such Membership Interests for an indefinite period of time. Buyer is an “accredited investor” as defined in Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

4.6	Available Funds. The obligations of Buyer under this Agreement are not contingent on the availability of financing. Buyer has cash, available credit facilities or other sources of available funds in an aggregate amount sufficient to consummate the Transaction and will have immediately available cash, available credit facilities or other immediately available funds at the time of the Closing to consummate the Transaction.

4.7	No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 4 AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE BUYER HEREUNDER, THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Article 5
CERTAIN COVENANTS OF THE PARTIES

5.1	Efforts. Upon the terms and subject to the conditions in this Agreement, each Party will use reasonable best efforts to take all action and to do all things necessary or advisable to consummate and make effective the Transaction as promptly as reasonably practicable following December 31, 2023, including (a) satisfaction, unless waived by the Party to whose benefit they would otherwise accrue, of the closing conditions in Article 6, (b) defending any Proceedings challenging the Transaction or the performance of the obligations of any Party in connection with the Transaction, (c) obtaining, delivering or effecting any waivers, modifications, permits, consents, approvals, authorizations, qualifications, notices, registrations and filings that are required in connection with the consummation of the Transaction and (d) executing and delivering any instruments and taking any other actions, including furnishing to each other Party any assistance, books, records or other information the other Party reasonably requires in order to carry out the intent of the Transaction Documents, including the timely execution and delivery of all closing deliverables and the delivery to Buyer or one or more of its designees such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as shall be reasonably necessary to vest at Closing in Buyer or one or more of their designees all right, title and interest in, to and under the Membership Interests in the manner described herein, free and clear of all Liens (other than Permitted Liens), and in form and substance reasonably satisfactory to Buyer. From and after the Closing, Sellers and Buyer agree to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as any other Party reasonably requests, and to take such other actions, as may be reasonably necessary, proper, or advisable in order to (x) consummate or implement expeditiously the Transaction, (y) facilitate the transition of the Company and the Business and (z) allow for the continued operation of the Company in the Ordinary Course. Notwithstanding the foregoing in this Section 5.1, but subject to the provisions of Section 5.10 hereof, none of Buyer or any of its Affiliates will be obligated to make any payments, or otherwise pay any consideration, to any third party to obtain any applicable consent, waiver or approval related to this Agreement.

5.2	Conduct of the Business by the Sellers and the Company. From the date of this Agreement through the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing Date, unless Buyer otherwise approves in writing (which approval will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly required or permitted by this Agreement (other than pursuant to Section 5.1), the Sellers will, and will cause the Company to conduct the Business in the Ordinary Course and use their commercially reasonable efforts to (i) preserve intact the Business and keep available the services of the employees, officers, directors and consultants of the Company, (ii) maintain the goodwill and the existing relationships (contractual or otherwise) with all customers, suppliers, employees, licensors, distributors and others having business relationships with the Company, (iv) preserve in all material respects its present properties (subject to the disposition of any such property in the Ordinary Course) and its other tangible and intangible assets, (v) comply in all material respects with all applicable Laws and Material Contracts (including delivering any and all notices, payments, deposits and fees and taking all actions required to keep the Material Contracts in effect and to consummate the transactions contemplated thereby in accordance with the terms of the Material Contracts) and use commercially reasonable efforts to ensure that the other parties to such Material Contracts to comply with all of their obligations under such Material Contracts; (vi) pay all applicable Taxes as such Taxes become due and payable; and (vii) maintain all existing licenses and Permits applicable to its operations and businesses, including continuing to process pending real property entitlements in the Ordinary Course, and using commercially reasonable efforts to promptly process and obtain approval of any additional licenses and Permits applicable to its operations. Without in any way limiting any of the foregoing, except (w) as otherwise expressly contemplated by the Transaction Documents, (x) as Buyer may otherwise approve in writing (which approval will not be unreasonably withheld, conditioned or delayed), (y) as otherwise expressly contemplated or required by this Agreement or (z) as set forth on Section 5.2 of the Company Disclosure Schedule, with respect to the Company, Sellers will cause the Company to not:

(a)	Declare, set aside or pay any distribution payable in equity or property; or declare, set aside or pay any cash distribution if after giving effect to such cash distribution the Closing Total Shareholders’ Equity of the Company would be less than the Total Shareholders’ Equity Target;

(b)	issue, sell, pledge, dispose of, encumber or transfer or commit to issue, sell, pledge, dispose of, encumber or transfer, any Membership Interests or any other equity interests of the Company or any other rights related to or other interests convertible into Membership Interests or, any other equity interests of the Company (including preemptive rights, rights of first refusal, redemption rights, repurchase rights, or “tag along” or “drag along” rights in respect of such interests);

(c)	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, the Membership Interests or any other equity interests of the Company;

(d)	amend the organizational documents of the Company;

(e)	change the Company’s fiscal year or make any material change in any method of accounting or accounting practice or policy of the Company other than as required by GAAP or applicable Law;

(f)	write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company taken as a whole, in excess of $100,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(g)	(i) hire, promote or terminate any employee (except with respect to termination of non-key employees), service provider, consultant or director (other than terminations by the Company for cause or due to death or disability) or materially change the key management structure of the Company, (ii) pay, announce, promise or grant any increase in or establishment of (as applicable) any compensation or benefits payable by the Company other than the Approved Bonuses other than in the Ordinary Course, (iii) accelerate the vesting or payment of any compensation or benefits under any Employee Benefit Plan other than in the Ordinary Course, (iv) enter into, adopt, amend or terminate any Employee Benefit Plan (other than renewals of any such Benefit Plans in the Ordinary Course), (v) grant any equity or equity-linked awards or other bonus, commission or other incentive compensation to any employee or other individual service provider of the Company other than in the Ordinary Course or (vi) grant severance pay to an employee or other individual service provider of the Company other than in the Ordinary Course;

(h)	acquire (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person, or otherwise acquire any other material assets of any Person other than in the Ordinary Course;

(i)	acquire or agree to acquire any asset or property, or make or agree to make any capital expenditures, except for acquisitions of residential lots, building materials and other assets or property and construction of homes (and capital improvements in connection therewith) made in the Ordinary Course, provided that, Sellers shall keep Buyer reasonably informed of any such pending acquisitions and provide copies of all letters of intent, purchase agreements or other material correspondence or agreements relating to any new Acquisition Contracts;

(j)	enter into any new Acquisition Contracts;

(k)	make, commit to make or authorize any capital expenditure, other than capital expenditures contemplated to be made in the capital expenditure budget set forth on Section 5.2(k) of the Company Disclosure Schedule and capital expenditures made in the Ordinary Course;

(l)	sell, assign, license, transfer, hypothecate, mortgage, subject to any Lien, convey, lease or otherwise dispose of any asset or property (including transfers to any of the Company’s equity holders, employees or Affiliates), except for (i) Permitted Liens, or (ii) homes and residential lots sold in the Ordinary Course (including the sale/leaseback of model homes to Antares Model Holding, LLC in the Ordinary Course) after the date of this Agreement, or (iii) the disposal of building materials or other immaterial assets in the Ordinary Course;

(m)	incur any new Indebtedness or assume, guarantee or endorse the obligations of or enter into any “keepwell” or other agreements to maintain the fiscal condition of any Person, other than in the Ordinary Course;

(n)	create or assume any mortgage or pledge, or impose any Lien on, any asset or property, except (i) for Permitted Liens, or (ii) as required by applicable Law;

(o)	waive, release, assign, settle, forgive or compromise on any loan, advance or capital contribution to, or investment in, any officer, manager, employee or equity holder of the Company or any firm or business in which any such Person has a direct or indirect material interest;

(p)	(i) waive, release, assign, settle, forgive or compromise on material rights (including any Indebtedness) owed to the Company or waive any claims or rights of value, or (ii) except with respect to the payment of (A) any loans between the Company and a member of the Company and (B) any Company-Level Indebtedness, pay, discharge, settle or satisfy any Proceeding to which the Company is party which results in any payment by the Company in excess of $250,000;

(q)	(i) accelerate or delay the collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course; (ii) delay or accelerate payment of any Company account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course; (iii) make any material changes to cash management policies; or (iv) vary any inventory purchase practices in any material respect from past practices;

(r)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other material reorganization of the Company or any of its Subsidiaries;

(s)	enter into, extend, materially amend, terminate or grant any relinquishment or release of any right under any Material Contract, Real Property Lease or any Contract that would be a Material Contract or Real Property Lease if entered into prior to the date hereof, other than entrance into any such Contracts in the Ordinary Course (including Contracts with customers, vendors, or clients, in the Ordinary Course and Contracts related to the sale/leaseback of model homes to Antares Model Holding, LLC in the Ordinary Course);

(t)	amend or permit to lapse existing insurance policies or enter into new insurance policies, except for renewals of policies in the Ordinary Course and as otherwise approved in writing in advance by Buyer;

(u)	make, change or revoke any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any Tax Return (except as permitted under Section 5.5); enter into any Tax Agreement; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(v)	materially expand the nature or scope of the business of the Company, including with respect to markets and product offerings; or

(w)	agree or commit to do any of the actions set forth in clauses (a) through (v) above.

5.3	Access to Information. From the date of this Agreement until the Closing Date, each Seller will, and will instruct the Company to, upon reasonable advance notice, provide Buyer and its authorized Representatives with (i) such due diligence documents and other information in the Sellers’ possession or control as Buyer may reasonably request; and (ii) subject to reasonable prior notice and an opportunity to be present, access to the Company’s facilities, senior personnel (e.g. vice presidents, other management level employees of the Company and such other individuals as Buyer may reasonably request); and (iii) access to the books, records, Tax Returns, Contracts and financial and operating data and other information with respect to the Company as such Persons may reasonably request. Sellers will cooperate and will instruct its senior personnel, counsel, accountants and financial advisors to cooperate reasonably with Buyer in its investigation of the Company.

5.4	Public Announcements. The issuance of any press releases or other public statements with respect to the transactions contemplated by this Agreement shall be subject to the limitations set forth in Section 5.4 of the Company Disclosure Schedule. None of the Company, the Sellers or their respective Affiliates shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without Buyer’s prior written consent (it being understood that such consent shall not be required for private statements made to employees, vendors, suppliers or other agents of the Company prior to the Closing Date that contain no information with respect to the transactions contemplated by this Agreement that was not previously publicly disclosed by Buyer at such time). Buyer shall provide the Sellers with a reasonable opportunity to review and provide comments to the first press release or other public statement with respect to the announcement of the transactions contemplated by this Agreement to be issued by Buyer prior to issuing such press release or public statement (and Buyer shall make reasonable accommodation of the comments provided by the Sellers), except to the extent prohibited by applicable Law.

5.5	Tax Matters.

5.5.1	Tax Returns.

(a)	The Sellers shall prepare and timely file, or cause to be prepared and timely filed, in accordance with past practices of the Company unless otherwise required under applicable Law, all Tax Returns of the Company required to be filed (taking into account any applicable extension) on or before the Closing Date. Sellers or, as applicable, the Company shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns, as required.

(b)	The Sellers will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns with respect to the Company for Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date and will prepare such Tax Returns in accordance with past practices of the Company unless otherwise required under applicable Law; provided that Buyer will cooperate with and provide reasonable assistance to Sellers as needed to assist Sellers with the preparation and filing of such Tax Returns. Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns at least two (2) Business Days before the payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority. No later than thirty (30) days prior to the due date for filing any such Tax Return, taking into account any extensions of such filing date, the Sellers will make such Tax Return available for review, comment and approval by Buyer (which approval will not be unreasonably withheld). If the Parties cannot agree on the requested modifications, then any dispute as to the modifications shall be resolved by the Independent Accounting Firm; provided that, Sellers shall be entitled to file any Tax Returns as needed to avoid the imposition of any penalties on the Company or Sellers, in which case Sellers shall amend such Tax Returns if necessary following the decision made by the Independent Accounting Firm.

(c)	Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company for a Straddle Period (a “Straddle Period Tax Return”). No later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account extensions), Buyer will make any material Straddle Period Tax Return available for review, comment, and approval by Sellers (which approval will not be unreasonably withheld). If the Parties cannot agree on the requested modifications, then any dispute as to the modifications shall be resolved by the Independent Accounting Firm; provided that, Buyer shall be entitled to file any Tax Returns as needed to avoid the imposition of any penalties on the Company or Buyer, in which case Buyer shall amend such Tax Returns if necessary following the decision made by the Independent Accounting Firm. Sellers shall pay, or cause to be paid, all Taxes due with respect to any Straddle Period Tax Return to the extent allocable to any Pre-Closing Straddle Period (pursuant to Section 5.5.4) to Buyer at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority. Buyer shall pay, or cause to be paid, all Taxes due with respect to any Straddle Period Tax Return on or before the date payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority, taking into account any extensions.

5.5.2	Tax Contests. Buyer, the Company and each of their respective Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, will promptly notify each other upon receipt by such Party of notice of any Tax audits, examinations, assessments or other Proceedings that pertain to a Pre-Closing Tax Period or Straddle Period or that could give rise to indemnification under Article 7 (each, a “Tax Contest”). Any failure to so notify the other Party of any Tax Contest shall not relieve such other Party of any liability with respect to such Tax Contest except to the extent such Party was actually prejudiced as a result thereof. Sellers shall have the sole control of the conduct of all Tax Contests pertaining to a Pre-Closing Tax Period if any Seller could be liable for any amount related to such Tax Contests, including any settlement or compromise thereof, provided, however, that Sellers shall keep Buyer reasonably informed of the progress of any such Tax Contest and shall not affect any such settlement or compromise with respect to which Buyer is liable without obtaining Buyer’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall have the sole control of the conduct of all the other Tax Contests, including any settlement or compromise thereof, provided, however, that Buyer shall keep Sellers reasonably informed of the progress of any Tax Contest that includes any Pre-Closing Straddle Period, shall give Sellers to opportunity to participate in any such Tax Contest and shall not affect any such settlement or compromise with respect to which any Seller is liable without obtaining such Seller’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. To the extent there is any inconsistency between the provisions of this Section 5.5.2 and Section 7.4, the provisions of this Section 5.5.2 shall control with respect to Tax Contests.

5.5.3	Books and Records; Cooperation. Buyer and Sellers will, and will cause their respective Representatives to, (a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Taxing Authority or Proceeding relating to Taxes with respect to the Company and (b) retain (until the expiration of the statute of limitations of the taxable periods to which the Tax Returns relate), and provide the other Party and its Representatives with reasonable access to, all records or information that may be relevant to such Tax Return (including analysis regarding any Tax refunds or Tax benefits), audit, examination or Proceeding, provided that, the foregoing will be done at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

5.5.4	Straddle Period. For purposes of this Agreement, the portion of any Tax of the Company or any of its Subsidiaries for a Straddle Period attributable to the Pre-Closing Straddle Period will be deemed equal to the amount that would be payable if the Straddle Period ended on the close of business on the Closing Date and included the Closing Date. The portion of any Tax of the Company or any of its Subsidiaries for a Straddle Period attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

5.5.5	Purchase Price Allocation.

(a)	The Closing Date Purchase Price shall be allocated among the assets of the Company as of the Closing in accordance with Section 1060 of the Code. Buyer and the Sellers shall use commercially reasonable efforts to mutually and timely agree on such allocation and, if such agreement is timely reached, Buyer (and to the extent required by applicable law, the Sellers) shall file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the mutually agreed allocation. If such an agreement is not timely reached, each party shall be free to file its federal, state, local, and foreign Tax Returns (including IRS Form 8594) independently as to the allocation of the Closing Date Purchase Price and shall not be required to follow the proposed allocation of the other party.

(b)	In the event of any conflict or overlap between the provisions of this Section 5.5.5 and Article 7, the provisions of this Section 5.5.5 shall control.

5.5.6	Property Taxes. Notwithstanding any provision hereof to the contrary, Property Taxes will not be pro rated, Buyer shall cause any Property Taxes owing by the Company for the 2024 fiscal year to be timely paid in full, and Sellers shall pay or cause the Company to pay (prior to the Closing) any Property Taxes owing by the Company for the fiscal year 2023 and any fiscal year prior to 2023.

5.5.7	Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the Transaction will be shared equally by the Sellers and Buyer.

5.5.8	No Distributions. Notwithstanding anything in the limited liability company agreement of the Company to the contrary, the Parties hereto agree that upon and following the Closing, Sellers shall not be entitled to any distributions (including Tax distributions) from the Company. For the avoidance of doubt any payment owing to Sellers pursuant to Section 1.4.5 shall not be considered a distribution.

5.5.9	Budget Act. Buyer shall not cause or allow the Company to make any election under Section 6226(a) of the Code, as enacted by the Bipartisan Budget Act of 2015, (or any successor provision or corresponding provision of state or local Tax Laws) with respect to any Pre-Closing Tax Period.

5.6	Exclusivity. From the date of this Agreement until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 8.1 (the “Exclusivity Period”), none of the Sellers, the Company or any of their respective officers, managers, directors, Affiliates, employees or agents shall (i) solicit, initiate, encourage others to solicit, or encourage, entertain, facilitate or accept any discussions, proposals or offers regarding (1) the purchase, issuance, grant, license or disposition of any Membership Interests or any other equity interests of the Company or of all or any portion of the assets of the Company (other than sales of Real Property or personal property in the Ordinary Course) or (2) any merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company, in each case other than with Buyer or its Affiliates (each such transaction, a “Competing Transaction”), (ii) negotiate with or enter into any agreement or understanding with, or provide any information relating to the Company to any other Person with respect to any Competing Transaction or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. None of the Sellers, the Company or any of their respective officers, managers, directors, Affiliates, employees or agents shall directly or indirectly authorize any other Representative to take any action prohibited under this Section 5.6. The Sellers, the Company and their respective officers, managers, directors, Affiliates, employees or agents will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted before the date of this Agreement with respect to any Competing Transaction for the duration of the Exclusivity Period. During the Exclusivity Period, the Company will promptly inform Buyer in detail of any offers, proposals or requests for information relating to any Competing Transaction made by any third party, including the material terms and identity of the party making such offer, proposal or request.

5.7	Cooperation with Purchaser’s Auditors and SEC Filing Requirements. From the date hereof through and including the first anniversary of the Closing Date, each of the Sellers shall provide to Buyer copies of, or shall provide Buyer and its representatives, agents and employees access to, the books and records and financial and other information with respect to the period of the Sellers’ ownership, management, maintenance and operation of the Company that are in the possession of the Sellers, and shall furnish Buyer with such additional information concerning the same as Buyer shall reasonably request and which is in the possession or control of the Sellers or any of their respective affiliates, agents, or accountants, to enable Buyer or its assignee and their outside, third party accountants (the “Accountants”), to prepare and file financial statements in compliance with any or all of (a) Rule 3-05 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended, required by the Securities and Exchange Commission (the “Commission”), (b) any other rule issued by the Commission and applicable to Buyer or its Affiliates, and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer or its Affiliates. Buyer’s auditors may conduct an audit of the income statements and balance sheets, if necessary, of the Business for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate with and provide reasonable assistance to Buyer’s auditor and Accountants in the conduct of such audit (and, in the case of any required pro forma financial statements, reasonably cooperate with Buyer with respect to its preparation of pro forma financial statements). Without limiting the generality of the foregoing, the Sellers agree to (i) provide to Buyer’s auditor a customary representation letter in such form as is reasonably required by the Accountants (with respect to periods ending as of or prior to the Closing), with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate (the “Representation Letter”), signed by the individual(s) responsible for the Company’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which Representation Letter may be required to assist the Accountants in rendering an opinion on such financial statements in order to comply with clauses (a), (b) and (c) above, and (ii) to the extent that the Company’s financial statements have previously been audited, the Sellers shall use commercially reasonable efforts to cause the auditor of the Company’s financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements and to provide Buyer and/or its affiliates appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards. The provisions of this Section 5.7 shall survive Closing. Buyer shall reimburse Sellers for their reasonable out of pocket costs and expenses relating to any actions performed by them or their accountants, consultants or agents pursuant to this Section 5.7.

5.8	Company Indebtedness.

5.8.1	The Sellers shall, and prior to the Closing shall, cause the Company to deliver to Buyer (i) at least ten (10) Business Days prior to the Closing Date a draft payoff letter with respect to each item of Company-Level Indebtedness set forth in Section 5.8.1 of the Company Disclosure Schedule and (ii) at least three (3) Business Days prior to the Closing Date, an executed copy of a payoff letter with respect to the Company-Level Indebtedness in customary form (collectively, the “Payoff Letters”), which Payoff Letters shall each (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the applicable Company-Level Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount under the Payoff Letter, such Company-Level Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (C) provide that all guarantees of Sellers and the Company of such Company-Level Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Company-Level Indebtedness and any cash collateralization, backstopping or outstanding letters of credit on the Closing Date shall be released and terminated upon payment of the Payoff Amount.

5.9	Non-Compete / Non-Solicitation.

5.9.1	Subject to Section 5.9.4 hereof, for a period from the date of this Agreement until one (1) year after the Closing Date, (a) each Seller and its Affiliates (except as otherwise set forth below) shall not engage in a Competing Business (including as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person or entity that engages in a Competing Business, but excluding the existing investments of Sellers set forth in Section 5.9.4 of the Company Disclosure Schedule, and investments in publicly traded companies, not to exceed 2% of the total shares outstanding of any such company), and (b) each Seller shall not and shall cause any Person acting on behalf of such Seller not to, directly or indirectly, (1) solicit, endeavour to entice away from the Company, Buyer or any of their respective Affiliates, offer employment or a consulting or other position to, hire, or otherwise interfere with the business relationship of the Company, Buyer or any of their respective Affiliates with, any of the employees, customers or suppliers of the Company, Buyer, or any of their respective Affiliates; provided, however, that nothing contained herein shall restrict the placement of general solicitations of employees not directed specifically to such Persons; and provided further, that the home loan business of S3 Home Loans, LLC and the title services business of MC Title, LLC with respect to the provision of loans and title services to customers of one or more homebuilders, will not be considered to be engaging in a Competing Business hereunder.

5.9.2	Each Seller acknowledges and represents that: (a) such Seller has consulted with independent legal counsel regarding its, his or her rights and obligations under this Section 5.9; (b) such Seller fully understands the terms and conditions contained herein; and (c) the restrictions and agreements in this Section 5.9 are reasonable and necessary for the protection of the Company in all respects. If at any time a court or arbitrator’s award holds that the restrictions in this Section 5.9 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each Seller acknowledges that any breach or threatened breach of the provisions of this Section 5.9 by any Seller will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist.

5.9.3	From and after the date of this Agreement, (i) none of the Sellers or their Affiliates will, directly or indirectly, alone or in connection with any Person, engage in any conduct or make any statement, that disparages, criticizes or is injurious to the reputation of the Company, Buyer, any of their respective Affiliates or any of their shareholders, partners, members, investors or Representatives; and (ii) none of Buyer or its Affiliates will, directly or indirectly, alone or in connection with any Person, engage in any conduct or make any statement, that disparages, criticizes or is injurious to the reputation of the Sellers or any of their respective Affiliates or any of their shareholders, partners, members, investors or Representatives. Notwithstanding the foregoing sentence, nothing in this Section 5.9.3 shall apply to or prevent the Parties or their Affiliates from (a) making any statements in connection with defending any disputes that arise under this Agreement, (b) testifying truthfully in response to a subpoena or other legal process or (c) communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator as required by Law.

5.10	Regulatory Matters. Buyer shall be responsible, at is sole expense, for preparing any applications or filings to be made to any Governmental Authority pursuant to any applicable regulatory Law in connection with the transactions contemplated by this Agreement (including without limitation any such applications and filings under applicable Antitrust Laws and any applicable submissions to CFIUS). The Parties will use their reasonable best efforts to cause any such applications or filings to be filed promptly following the execution of this Agreement and to obtain any necessary approvals of the requisite Governmental Authorities promptly thereafter. Subject to applicable Law, each Party will use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, and each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party will independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will use reasonable best efforts to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings with respect to any approvals required in connection with the Transaction. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.10 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors or other Representatives of the recipient, unless express written permission is obtained in advance from the source of the materials. The Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defence privilege or any other privilege pursuant to this Section 5.10 in such a manner so as to preserve any applicable privilege. In the event that any Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the Transaction or any other transaction contemplated by this Agreement, or any other Transaction Document, the Parties will cooperate in all respects with each other and will use reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed, or overturned any Judgment, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 5.10, nothing in this Section 5.10 shall require either party or any of their respective Affiliates to make, or commit or agree to make, any concession or payment to, any Governmental Authority, nor to make, or commit or agree to make, any divestitures or similar transfers of any of their respective assets in response to any objections from any Governmental Authority.

5.11	Cooperation with Title Insurance. The Sellers and the Company agree to cooperate with Buyer in obtaining such title insurance as Buyer may reasonably require, provided that Buyer shall be solely responsible for any and all costs and premiums for any such title policies and/or endorsements. Without limiting the foregoing, the Sellers and the Company will use their commercially reasonable efforts to provide and deliver or cause to be provided or delivered such customary title company owner’s affidavits, indemnities (including “gap,” non-imputation, and mechanics liens), no-change affidavits with respect to surveys and other documents and instruments as may be reasonably required by any title insurance company selected by Buyer to issue any title policies and/or endorsements in connection therewith.

5.12	Financial Reporting Platform. For a period of six (6) months following the Closing, in a manner consistent with past practices of the Company:

5.12.1	the Sellers shall have the right to reasonable use of the Company’s financial reporting platform/server and accounting and IT support staff in order to store financial data, prepare financial reports and perform audits (at Sellers’ cost as provided in Section 5.12.2 below) of the following affiliated companies that are not being acquired in the Transaction (the “Affiliate Financial Data”): MC Title, LLC/FATCO; MC Mortgage 2, LLC/S3 Mortgage; Silver Spur Investments LLC; MC Insurance Agency, LLC; Antares Model Holding, LLC; and McAden Enterprises, Inc.;

5.12.2	the Company’s employees shall provide reasonable assistance with the preparation of such financial reports, audits and IT support (in a manner consistent with past practices), such audits being solely at the cost of Sellers;

5.12.3	the Sellers will use reasonable best efforts to prevent their unauthorized access to Buyer’s or the Company’s confidential information, and shall maintain the confidentiality of any such confidential information and promptly return any such confidential information that is inadvertently obtained by them; and

5.12.4	upon or prior to the expiration of the foregoing six (6)-month period, the Sellers shall move all of the Affiliate Financial Data to a separate financial reporting platform/server that is not maintained by the Company, and subsequently relinquish all means by which the Sellers were able to access the Company’s platform/server.

5.13	R&W Insurance Policy. Buyer will obtain and bind the R&W Insurance Policy. Buyer will seek to have all of the representations and warranties provided by the Sellers hereunder covered by such representation and warranty insurance.

5.14	Confidentiality

5.14.1	After the Closing, and for three (3) years thereafter, the Sellers agree that the Sellers shall not, and the Sellers shall cause their respective Affiliates and Representatives not to, (i) use for their own benefit any Buyer Confidential Information in a manner that adversely affects the Company or the Business or (ii) disclose to any third party, except authorized personnel of the Buyer or their Affiliates, any Buyer Confidential Information; provided, however, that the foregoing obligations of confidentiality shall not extend to Buyer Confidential Information that is (i) properly in the public domain through no fault of such Seller or its Representatives in violation of this Agreement or (ii) disclosed to such Seller or its Representatives by a third party who may lawfully do so and who was not under any confidentiality obligation with respect thereto. Notwithstanding the foregoing, the Sellers may disclose such information if required to be disclosed by any Law; provided, however, that prior to any such disclosure, the Sellers shall use commercially reasonable efforts to (A) give Buyer written notice of such requirement prior to any such disclosure and (B) allow Buyer reasonable time to take such steps as to limit such disclosure; and provided, further, that the Sellers shall cooperate with Buyer (at Buyer’s sole cost and expense) in the good faith making or assertion of any available defense or privilege relating to the disclosure of such information. Notwithstanding the foregoing, the Sellers, their Affiliates and their respective Representatives may disclose Buyer Confidential Information to Persons to whom such disclosure is necessary for the Sellers, their Affiliates and their respective Representatives to perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement; provided that such Persons are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality obligations set forth in this Section 5.14.

5.14.2	The Sellers further covenant and agree to the following:

(a)	Promptly following Closing, the Sellers shall promptly (and, in any event, within sixty (60) days thereof) destroy any Buyer Confidential Information in their possession, or the possession of their Affiliates and Representatives (including purging all such materials and all Buyer Confidential Information from their respective computers or other storage media or devices) and shall promptly confirm having complied with such request to the best of their abilities; provided, however, the Sellers may retain copies of Buyer Confidential Information to the extent (i) required in order to comply with any applicable Law, professional requirement or bona fide internal document retention policies or procedures, provided such copies are accessible only by persons required to have access to such materials for legal, compliance or information technology purposes, (ii) retained pursuant to automatic archiving and backup procedures, so long as such Confidential Information is not readily accessible, or (iii) as reasonably required to ensure that Sellers have appropriate financial and other information to substantiate any income, gains, losses, deductions and other items included in their Tax Returns or in the Tax Returns of the Company for any Pre-Closing Tax Period.;

(b)	Following the Closing, the Sellers shall take commercially reasonable measures to limit access to any Buyer Confidential Information to the Sellers’ employees and Representatives on a need-to-know basis (which may include, but not be limited to, as applicable, the use of passwords/passcodes, monitoring of file access, locked filing cabinets, and other protective measures), and, in any case, shall provide a level of security for any and all Buyer Confidential Information that is no less than the level of security that the Sellers use to secure highly confidential trade secrets.

5.15	Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each Party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such Party may reasonably request, all at the sole cost and expense of the requesting Party. The Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company; provided, however, (i) pending the Determination Date, the Sellers shall retain the right to reasonable access to all such documents, books and records and other financial data relating to the Company that is necessary to the resolution of any Disputed Items, including electronic copies thereof; and (ii) following the Closing the Sellers shall retain the right to reasonable access to all such documents, books and records and other financial data relating to the Company that is necessary in order for the Sellers to prepare any Tax Returns or to substantiate any income, gains, losses, deductions and other items included in their Tax Returns or in the Tax Returns of the Company for any Pre-Closing Tax Period.

5.16	Excluded Businesses. For the avoidance of doubt, the transactions contemplated by this Agreement do not include the sale or transfer of the equity or businesses of any Affiliate of the Sellers, including MC Title, LLC and MC Mortgage 2, LLC, other than the Company and its Subsidiaries, including the assets exclusively used by such businesses or any liabilities arising from such businesses (the “Excluded Businesses”).

5.17	Specified Homes. Following the Closing the Sellers shall be responsible for handling and seeking resolution of any construction defect or warranty claims relating to the Specified Homes. The Sellers shall have the authority to correct any alleged construction defects and seek to settle any warranty claims relating to the Specified Homes, provided that, any such settlement or resolution shall be subject to the provisions and limitations of Section 7.4.2 hereof. Buyer and the Company will provide cooperation as reasonably requested by the Sellers in connection with any such construction defect or warranty claims.

5.18	Bonuses.

5.18.1	Success Bonuses. As set forth in the Compensation Spreadsheet, certain employees of the Company will be paid success bonuses (collectively, the “Success Bonuses”). These Success Bonuses will be paid in their entirety by the Sellers from the Closing Date Purchase Price.

5.18.2	Annual Bonuses. As set forth in the Compensation Spreadsheet, certain employees of the Company will be paid annual bonuses to the extent accrued prior to the Closing. These annual bonuses, will be paid in their entirety by the Sellers prior to the Closing.

5.19	Employees. Buyer and the Sellers will work together using commercially reasonable efforts to retain the Company’s existing employees following the Closing. Buyer will offer, for the twelve (12) months following the Closing, base salary and employee benefits (excluding equity and equity-based compensation, non-qualified deferred compensation, transaction-related compensation, retention, severance, change in control, defined benefit pension, and post-retirement welfare payments or benefits) that are substantially comparable, in the aggregate, to those provided by the Company to such employee prior to the Closing. The son and daughter of Tommy and Lisa McAden will be given the opportunity to continue as employees of the Company following the Closing on the terms set forth in the Compensation Spreadsheet.

5.20	Corporate Credit Cards and Accounts. Sellers and the Company will terminate any and all corporate credit cards and corporate accounts with respect to which any Seller has financial responsibility effective on or before the Closing. The Parties acknowledge and agree that following the Closing Buyer shall pay or cause the Company to pay any amounts owing with regard to any such corporate credit cards and accounts that were incurred in the Ordinary Course notwithstanding that the expenditures occurred prior to the Closing; and, provided further, that Buyer shall be responsible for opening new corporate credit cards and corporate accounts on behalf of the Company to take effect as of the Closing.

5.21	Grant of Trademark License. Buyer (on behalf of itself and its Affiliates) hereby grants to the Sellers and their respective Affiliates, effective as of Closing, a non-exclusive, royalty-free, fully paid up, transferrable, sublicensable, worldwide, irrevocable and perpetual right and license to use the name and mark ANTARES HOMES and all associated logos, domain names, social media accounts, and colors (collectively, the “Marks”). Buyer further agrees (i) to act in good faith to phase out the use of the Marks by the Company and shall complete such phase out no later than twelve (12) months from the Closing, (ii) prior to phasing out use of the Marks, to use the Marks with the same quality standards used by, and in connection with Business reflecting the same level of quality as used by Sellers and its respective Affiliates as of the Closing, (iii) after phasing out use of the Marks, Buyer shall not use any variant or colorable imitation of the Marks, (iv) Buyer shall not use the Marks as part of any domain name, URL, email address, or other designator of an online location or presence, and (v) Buyer shall not (i) contest or challenge Sellers’ and their respective Affiliates’ uses of the Marks or (ii) after phasing out use of the Marks, contest or challenge any application or registration of the Marks by Sellers or their Affiliates. As between Buyer and Sellers, each Party shall retain the goodwill associated with its uses of the Marks and such goodwill shall inure to the benefit of the respective Party or its respective businesses. Upon completion of phasing out all uses of the Marks, Buyer agrees any Intellectual Property and other rights in or to the Marks shall revert to Sellers, and does hereby assign and agrees to assign any Intellectual Property and other rights to the Marks to Sellers (or their respective designee); provided that any reasonable out-of-pocket costs associated with the assignment of the Intellectual Property and other rights to the Marks of Buyer shall be paid by Sellers. Notwithstanding the foregoing or anything to the contrary herein, (x) Buyer shall not be required to remove or conceal any Marks from internal records and other internal historical or archived documents and materials containing or referencing such Marks and (y) Buyer shall have a right, at all times after the Closing, to (A) use the Marks to the extent that Buyer or a third party would be permitted do so as a fair use under applicable Law, and (B) describe the historical origins of the Business in a statement that is (i) pre-approved by the Sellers in writing, or (ii) required by applicable Law.

5.22	Closing Property Statement. No later than five (5) Business Days prior to the anticipated Closing Date, Sellers will prepare and furnish to Buyer, a good faith projection of (i) all Owned Real Property and Controlled Real Property in the form attached hereto as Exhibit M, and (ii) Legacy Homes as of the Closing Date in the form of Section 3.11.7 of the Company Disclosure Schedule (the “Closing Property Statement”). Sellers shall use reasonable best efforts to promptly inform Buyer prior to Closing of any known or anticipated changes to the list of or information related to the Owned Real Property, Controlled Real Property, and Legacy Homes as of the Closing Date from the information contained in the Closing Property Statement.

Article 6
CLOSING CONDITIONS

6.1	Conditions to Each Party’s Obligation to Effect the Transaction. The obligation of each Party to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, jointly by Sellers and Buyer:

6.1.1	Approvals. All Governmental Authorizations set forth on Section 6.1.1 of the Company Disclosure Schedule that are required to be filed or obtained prior to the Closing Date shall have been filed or obtained.

6.1.2	No Judgment. No Judgment shall have been entered in any Proceeding before any court or other Governmental Authority having jurisdiction over any Party, and no preliminary or permanent injunction by any court or other Governmental Authority shall have been issued, which would have the effect of (a) making the Transaction illegal or (b) otherwise preventing the consummation of the Transaction.

6.1.3	RESERVED.

6.1.4	RESERVED.

6.1.5	R&W Insurance Policy. Buyer must have obtained and bound the R&W Insurance Policy to the terms and conditions set forth in Section 6.3.

6.1.6	Exclusive Mortgage and Title Services Agreement. At or prior to the Closing, Buyer shall have entered into (i) an exclusive Title Services Agreement with MC Title, LLC in the form attached hereto as Exhibit F-1 and (ii) an exclusive Marketing Services Agreement with MC Mortgage 2, LLC/S3 Mortgage, in the form attached hereto as Exhibit F-2.

6.1.7	Amended and Restated Model Home Lease Agreement. Effective as of the Closing, the Company and the Sellers shall have entered into an amended and restated lease arrangement with respect to the model homes used by the Company and the Business as of the Closing, in the form set forth in Exhibit C.

6.1.8	Office Lease and Sublease Agreements. Effective as of the Closing, the Company and the Sellers shall have entered into a commercial lease agreement for the office space located at 840 Interstate 20 East, Arlington, Texas 76018 (the “Lease”) in the form set forth in Exhibit G-1. In addition, and concurrently therewith, the Company and the Sellers agree to cause their affiliated entities, S3 Home Loans, LLC and MC Title, LLC, to enter into a sublease agreement in the form set forth in Exhibit G-2.

6.1.9	Reciprocal Indemnification Agreement. Effective as of the Closing the Company and the Excluded Businesses shall have entered into a Reciprocal Indemnification Agreement, in the form set forth in Exhibit K.

6.1.10	Company-Level Indebtedness. Effective as of the Closing, all Company-Level Indebtedness shall be repaid in full by the Buyer.

6.2	Conditions to Obligations of Sellers and the Company. The obligation of Sellers and the Company to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

6.2.1	Representations and Warranties. (a) Each of the Fundamental Representations of Buyer shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates); and (b) the representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date, (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates).

6.2.2	Agreements and Covenants. Buyer shall have performed and complied with all of its covenants under this Agreement in all material respects through Closing.

6.2.3	Closing Certificate. The receipt by Sellers of a certificate, dated the Closing Date, signed by the appropriate Representative(s) of Buyer, confirming that each of the conditions specified in Section 6.2.1 and 6.2.2 are satisfied in all respects.

6.3	Conditions to Obligations of Buyer. The obligation of Buyer to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

6.3.1	Representations and Warranties. Subject to the following sentence, (a) each of the Fundamental Representations of the Company and each of the Sellers shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates); and (b) each of the other representations and warranties of each of the Sellers set forth in Article 2 and the representations and warranties of the Company and Sellers set forth in Article 3 shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein that would otherwise create a “double-materiality” standard thereunder, with the Parties agreeing that the defined term “Material Adverse Effect” in Section 3.10 and the use of the word “Material” in the defined term “Material Contract” as defined in Section 3.12 shall be given effect for all purposes thereunder) on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates). For purposes of determining whether the conditions set forth in this Section 6.3.1 have been satisfied, any inaccuracy in the representations and warranties of the Sellers and the Company in Section 3.11 (other than the representations and warranties set forth in Section 3.11.7, the first sentence of Section 3.11.1 and the first sentence of Section 3.11.2) that relate to any Owned Real Property, Controlled Real Property, or Legacy Home that became an Owned Real Property, Controlled Real Property, or Legacy Home, respectively, after August 31, 2023 (a “Post Cut-Off Event”) shall be disregarded (and, notwithstanding such Post Cut-Off Event the conditions described in this Section 6.3.1 as they relate to the representations and warranties of Sellers and the Company with respect to such Post Cut-Off Event in Section 3.11 hereof shall be deemed satisfied).

6.3.2	Agreements and Covenants. Sellers and the Company shall have performed and complied with all of their respective covenants under this Agreement in all material respects through the Closing.

6.3.3	No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect on the Company or the occurrence of any change, effect, event, occurrence, state of facts or development which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

6.3.4	Closing Certificate. The receipt by Buyer of a certificate, dated the Closing Date, signed by the appropriate Representative(s) of Sellers and the Chief Executive Officer of the Company, confirming that each of the conditions specified in Sections 6.3.1, 6.3.2 and 6.3.3 are satisfied in all respects.

6.3.5	Payoff Letters and Release. All payoff letters and releases relating to the Indebtedness set forth in Section 3.9.1 of the Company Disclosure Schedule will have been obtained by the Company which shall be compliant with the terms of Section 5.8 and delivered to Buyer in form and substance satisfactory to Buyer.

6.3.6	Third Party Consents. All consents set forth in Section 3.3 of the Company Disclosure Schedule will have been obtained by the Company and delivered to Buyer in form and substance reasonably satisfactory to Buyer.

6.3.7	Updated Property List. Sellers shall have delivered to Buyer, a true and accurate list and description in all material respects of (i) all Owned Real Property and Controlled Real Property in the form attached hereto as Exhibit L and (ii) all Legacy Homes as of the Prior Month End Date in the form of Section 3.11.7 of the Company Disclosure Schedule. For purposes hereof, “Prior Month End Date” means (i) if the Closing Date is on or after the 18th day of the then calendar month, the last day of the immediately preceding calendar month (the “Preceding Month”), and (ii) if the Closing Date is prior to the 18th day of the then calendar month, the last day of the calendar month immediately preceding the Preceding Month.

6.3.8	Certificate of Manager. The receipt by Buyer of a certificate executed by the manager of the Company certifying: (a) to the validity of the Company’s certificate of incorporation, organization or formation (or equivalent document) and operating agreement (or equivalent document); (b) to the validity of the resolutions duly adopted by the Company’s manager and members authorizing the Company’s execution, delivery and performance of the Transaction Documents and the Transaction; and (c) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of the Company, each of the Transaction Documents to which the Company is or is to become a party in connection herewith.

6.3.9	Purchased Membership Interests. Sellers shall have delivered to Buyer at the Closing the Membership Interests purchased by Buyer as set forth hereunder, free and clear of all Liens and other restrictions on transfer other than Permitted Liens.

6.3.10	Estimated Closing Statement. Sellers shall have delivered to Buyer at the Closing the Estimated Closing Statement in accordance with the terms of this Agreement.

6.3.11	Resignations. The receipt by Buyer of duly executed letters of resignation of each officer, manager and director of the Company as requested by Buyer in writing at least ten (10) Business Days in advance of the Closing, in form and substance reasonably satisfactory to Buyer, resigning from the positions held by such individuals as requested by Buyer in writing at least ten (10) Business Days in advance of the Closing, and effective upon the Closing.

6.3.12	Good Standing. The delivery by Sellers of the respective good standing certificates (or equivalent document) for the Company in its jurisdiction of organization and in each jurisdiction where the Company is qualified to do business as a foreign organization, in each case dated within thirty (30) days prior to the Closing Date.

6.3.13	FIRPTA Certificates. Each Seller shall deliver to Buyer a certificate, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that such Seller is not a “foreign person” within the meaning of Section 897 of the Code, Section 1446(f) of the Code and Treasury Regulation Section 1.1445-2(b) and an IRS form W-9 claiming a complete exemption from backup withholding.

6.4	No Waiver. Notwithstanding anything to the contrary in this Agreement, if any of the conditions in Section 6.2 have not been satisfied, Sellers shall have the right to proceed with the Transaction without waiving any of their rights in this Agreement, and if the conditions specified in Section 6.3 have not been satisfied, Buyer shall have the right to proceed with the Transaction without waiving any of its rights in this Agreement.

Article 7
INDEMNIFICATION

7.1	Indemnification by the Sellers. Subject to the terms of this Article 7, each Seller severally and jointly indemnifies and holds Buyer and its Affiliates and each of their respective officers, directors, shareholders, managers, members, employees, agents, Representatives, successors and permitted assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) harmless against and in respect of any and all Losses, which such Buyer Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

7.1.1	any breach or inaccuracy of any Excluded Representation or Warranty;

7.1.2	any breach, non-compliance or non-fulfilment of any covenant or obligation of the Sellers under Section 5.9 of this Agreement;

7.1.3	any Taxes of the Company with respect to any Pre-Closing Straddle Period;

7.1.4	any Transaction Expenses to the extent not taken into account for purposes of determining the Closing Date Purchase Price pursuant to Section 1.4; and

7.1.5	any construction defect or warranty claims with respect to any of the properties set forth on Section 7.1.5 of the Company Disclosure Schedule (the “Specified Homes”).

For purposes of calculating the amount of Losses to which any Buyer Indemnified Party is entitled under this Article 7, the terms “material,” “Material Adverse Effect,” similar qualifiers or monetary qualifiers to similar effect shall be disregarded, except for the use of the defined term “Material Adverse Effect” in Section 3.10 and the use of the word “Material” in the defined term “Material Contract” as defined in Section 3.12, which shall not be disregarded.

7.2	Indemnification by Buyer. Subject to the terms of this Article 7, Buyer will indemnify and hold the Sellers and their Affiliates, and each of their respective officers, directors, shareholders, managers, members, trustees, employees, agents, Representatives, successors and permitted assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) harmless against and in respect of any and all Losses which such Seller Indemnified Party has suffered, incurred or become subject to, arising out of, based upon or otherwise in respect of:

7.2.1	any breach or inaccuracy of any representation or warranty made by Buyer in Article 4 of this Agreement;

7.2.2	any breach or non-fulfilment of any covenant or obligation of Buyer under this Agreement; and

7.2.3	the operations of the Company and its Subsidiaries by Buyer following the Closing Date (such operations being deemed to include, without limitation, the obligation of Buyer and Company to make payment of any liability to the Sellers pursuant to Section 5.20 hereof).

For purposes of calculating the amount of Losses to which any Seller Indemnified Party is entitled under this Article 7, the terms “material,” “Material Adverse Effect,” similar qualifiers or monetary qualifiers to similar effect shall be disregarded.

7.3	R&W Insurance Policy.

7.3.1	Buyer will bind and obtain an insurance policy for the benefit of Buyer for claims resulting from any of the Seller’s or Company’s breach of their representations and warranties set forth in Article 2 and Article 3 hereof and such insurance policy will be subject to the prior review and approval of Sellers (such approval not to be unreasonably withheld). Buyer will seek to have all of such representations and warranties covered by such R&W Insurance Policy. The R&W Insurance Policy will expressly waive any subrogation rights against each Seller with respect to any claim made by Buyer under the R&W Insurance Policy, other than for claims arising from or in connection with Fraud (the “Subrogation Provision”). The R&W Insurance Policy shall provide that the Subrogation Provision shall not be terminated, waived, or amended in a manner that is reasonably expected to actually prejudice the Sellers without the written consent of the Sellers.

7.3.2	Buyer will pay or cause to be paid all costs required to bind and obtain the R&W Insurance Policy, including the policy premium amount, broker fee, underwriting fee, and other corresponding taxes of such R&W Insurance Policy (“Insurance Costs”).

7.4	Claims.

7.4.1	Inter-Party Claims. In order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article 7, the Indemnified Party will notify the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) in writing promptly after the occurrence of the event giving rise to such Indemnified Party’s claim for indemnification, specifying the amount thereof (if known and quantifiable) and the basis of such claim; provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure, or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure (in which case, the Indemnifying Party’s obligations will only be reduced to the extent of such material increase). If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved in accordance with the dispute resolutions terms of this Agreement.

7.4.2	Third Party Claims.

(a)	In order for an Indemnified Party to seek indemnification under this Article 7 with respect to any action, lawsuit, Proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such Indemnified Party must give prompt written notice to the Indemnifying Party after receiving written notice of such Third-Party Claim, specifying the amount thereof (if known and quantifiable) and the basis of such claim; provided that, any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure, or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure (in which case, the Indemnifying Party’s obligations will only be reduced to the extent of such material increase). With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article 7, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first: (1) notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations other than those set forth in Section 7.6) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim in accordance with the terms of this Agreement; and (2) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Indemnified Party under this Article 7 in respect of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim which, if adversely, determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party or the Company, (D) seeks Losses in excess of the Cap or (E) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend (each of the foregoing, an “Exception Claim”).

(b)	In the event that (i) the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 7.4.2(a) or (ii) such Third-Party Claim is or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

(c)	If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 7.4.2(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification, (ii) the Indemnifying Party will not consent to the entry of any Judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, the Indemnified Party shall have no obligation of any kind to consent to the entrance of any Judgment or into any settlement unless such Judgment or settlement (1) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (2) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any further liability or obligation with respect to such Third-Party Claim and (3) would not be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Company.

(d)	Irrespective of which Party controls the defense of any Third-Party Claim, the other Parties to this Agreement will, and will cause any non-Party Affiliate to, cooperate with the controlling Party in such defense and make available to the controlling Party all witnesses, pertinent records, materials and information in such non-controlling Party’s possession or under its control relating thereto as is reasonably required by the controlling Party. The Parties agree that all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.5	Survival. All of the representations and warranties set forth in Article 2 and Article 3 hereof other than any Excluded Representations or Warranties will terminate as of and not survive the consummation of the Transaction (and, subject to Section 7.10 hereof, Buyer’s recourse for breach of such representations and warranties shall be solely against the R&W Insurance Policy). Subject to the limitations contained in this Article 7, any Excluded Representation or Warranty, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Transaction. Notwithstanding anything herein to the contrary, none of the Sellers will be liable with respect to any claim for indemnification pursuant to Section 7.1.1 or Section 7.1.2, and Buyer will not be liable with respect to any claim for indemnification pursuant to Section 7.2, unless written notice of such claim is delivered to Sellers or Buyer, as the case may be, prior to the applicable Survival Date (if any). For purposes of this Agreement, the term “Survival Date” shall mean such date which is twelve (12) months after the Closing Date; provided that:

7.5.1	with respect to any Fundamental Representation that constitutes an Excluded Representation or Warranty, there shall be no Survival Date and such representation and warranty shall survive the Closing indefinitely; and

7.5.2	covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms and the Survival Date shall be the date of such performance or observance is fully performed or observed.

7.6	Certain Limitations on Indemnification.

7.6.1	The Sellers will have no obligation to indemnify the Buyer Indemnified Parties against Losses pursuant to Section 7.1.1, unless the aggregate amount of such Losses exceeds $750,000 (the “Threshold”), in which case such Buyer Indemnified Parties will be entitled to indemnification from the Sellers for the full amount of all such Losses from and including the first dollar of all such Losses and up to $15,000,000 (the “Cap”); provided, however, that the Threshold will not apply to Losses as provided in Section 7.10, for which there will be no minimum threshold before recovery, and in each case, none of such Losses shall count towards the satisfaction of the Cap (and for which the Cap shall not apply).

7.6.2	Buyer not will have any obligation to indemnify the Seller Indemnified Parties against Losses pursuant to Section 7.1.1, unless the aggregate amount of such Losses exceeds the Threshold in which case such Seller Indemnified Parties will be entitled to indemnification from Buyer for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount not to exceed the Cap; provided, however, that the Threshold will not apply to Losses based on a breach or inaccuracy of a Fundamental Representation of Buyer, or as provided in Section 7.10, for which, in each case, there will be no minimum threshold before recovery, and in each case, none of such Losses shall count towards the satisfaction of the Cap (and for which the Cap shall not apply).

7.6.3	Other than with respect to Losses recoverable pursuant to Section 7.10, in no event shall Losses exceed the sum of the Closing Date Purchase Price.

7.7	Certain Other Restrictions on Indemnification.

7.7.1	Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party will have any right to indemnification under this Agreement with respect to any Losses to the extent (and only to the extent) such Losses (a) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof (provided that this clause (a) shall not apply with respect to any Taxes of the Company for a Pre-Closing Tax Period or allocable to the portion of a Straddle Period ending on the Closing Date) or (b) are duplicative of Losses that have previously been recovered hereunder.

7.7.2	The Parties agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Closing Date Purchase Price to the extent permitted by applicable Law.

7.8	Calculation and Mitigation of Losses.

7.8.1	The amount of Losses subject to indemnification pursuant to this Article 7 shall be reduced by any insurance proceeds received by the applicable Indemnified Party with respect to such Losses (net of any deductible, co-payment or increases in premium and all out of pocket costs related to such recovery) from any insurance carrier pursuant to any insurance coverage in place as of the date of this Agreement. If any insurance proceeds are subsequently recovered by the Indemnified Party from an insurance carrier after payment has been made by the Indemnifying Party to the Indemnified Party in accordance with this Article 7 with respect to the Losses to which such insurance recoveries relate, then the Indemnified Party shall promptly remit to the Indemnifying Party such insurance recoveries (net of any deductible, co-payment, or increases in premium and all out of pocket costs related to such recovery); provided that, in no event shall the Indemnified Party have any obligation hereunder (a) to remit to the Indemnifying Party any portion of such insurance recoveries in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses or (b) to make any insurance claim or to pursue any recovery from any insurance carrier or third party with respect thereto.

7.8.2	To the extent that any Indemnifying Party has an indemnification obligation pursuant to this Article 7 to an Indemnified Party, such Indemnified Party may set off the amount of such indemnification obligation against any amounts then due and unpaid by such Indemnifying Party to the Indemnified Party within the time period allowed for such payment.

7.8.3	In the event that the Closing occurs, each Seller agrees that such Seller will not seek, nor will they be entitled to, reimbursement or contribution from, subrogation to, or indemnification by, the Company under the applicable organizational documents, this Agreement, applicable corporate Laws or any other applicable Laws or otherwise, in respect of any amounts due from any Seller to any Buyer Indemnified Party under this Article 7 or otherwise in connection with this Agreement. Each Seller further agrees not to make any claims against any director and officer insurance in respect of amounts due by any Seller to any Buyer Indemnified Party under this Article 7 or otherwise in connection with this Agreement. Buyer agrees that it will not pursue any claims against Sellers in their capacities as members, officers, managers or agents of the Company for any acts or omissions occurring prior to the Closing under the applicable organizational documents of the Company applicable corporate Laws or any other applicable Laws or otherwise, other than as expressly permitted by this Article 7.

7.8.4	The right to indemnification and the payment of Losses of any Buyer Indemnified Party pursuant to this Article 7, or the availability of any other remedies contemplated hereby or otherwise available to the Buyer Indemnified Parties at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of any Seller or the Company contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Buyer Indemnified Party or its Affiliates, or the knowledge of any such Buyer Indemnified Party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time following the Party’s entrance into this Agreement; provided that, notwithstanding the forgoing a Party shall not have liability for indemnification and the payment of Losses to any other Party hereunder with respect to the breach of or inaccuracy with regard to a representation or warranty if the indemnified Party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents had actual knowledge of the breach or inaccuracy of any such representation, warranty at the time of its execution of this Agreement.

7.9	Manner of Payment. Any indemnification payment made pursuant to this Article 7 shall be effected by wire transfer of immediately available funds to an account designated by the Seller Indemnified Party or Buyer Indemnified Party, as the case may be, within five (5) Business Days after the determination of the amount thereof, whether pursuant to a final Judgment, settlement or agreement among the Parties hereto.

7.10	Special Rule for Fraud. Notwithstanding anything in this Article 7 to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by any Party hereto that constitutes Fraud, by or on behalf of (a) the Company, any Seller or (b) Buyer, then (x) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the Transaction and will continue in full force and effect for the period of the applicable statute of limitations without regard to Section 7.5, (y) the limitations set forth in this Article 7 shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach and (z) none of such Losses shall be subject to or shall count towards the satisfaction of the Cap.

7.11	Exclusive Remedy. The Parties hereto hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Article 7 are the sole and exclusive provisions in this Agreement with respect to the liability of the Sellers or Buyer for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for any claims for breach of any representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any Law or legal theory applicable thereto; provided that nothing herein shall preclude any Party from (a) seeking any remedy based upon Fraud or (b) enforcing its right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 9.14.

Article 8
TERMINATION

8.1	Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

8.1.1	by mutual written consent of Buyer and the Sellers;

8.1.2	by Buyer if either (a) there has been a breach of any representation or warranty of the Sellers or the Company contained in Article 2 and Article 3, as applicable, or (b) any of Sellers or the Company have breached or violated any covenant of Sellers or the Company contained in this Agreement, in each case, where such breach or violation (y) would result in the failure to satisfy a condition set forth in Section 6.1 or Section 6.3 and (z) cannot be, or has not been, cured by the date that is fifteen (15) Business Days after Buyer notifies Sellers in writing of the breach or violation; provided, that Buyer will not be permitted to terminate this Agreement under this Section 8.1.2 if Buyer is then in material breach of this Agreement;

8.1.3	by Sellers if either (a) there has been a breach of any representation or warranty of Buyer contained in Article 4 of this Agreement or (b) Buyer has breached or violated any covenant of Buyer contained in this Agreement, in each case, where such breach or violation (y) would result in the failure to satisfy a condition set forth in Section 6.1 or Section 6.2 and (z) cannot be, or has not been, cured by the date that is (15) Business Days after Sellers notify Buyer in writing of such breach or violation; provided, that Sellers will not be permitted to terminate this Agreement under this Section 8.1.3 if the Company or any Seller is then in material breach of this Agreement; or

8.1.4	by either Buyer or Sellers upon delivery of written notice to the other if any Governmental Authority shall have issued or entered any Judgment, enacted any Law or taken any other action which, in any such case, permanently restrains, enjoins or otherwise prohibits the consummation of the Transaction.; or

8.1.5	by either Buyer or Sellers, if the Closing does not occur on or before February 1, 2024 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this clause will not be available to any Party whose breach of any provision of this Agreement was the primary cause of the failure of the Transaction to be consummated by the Termination Date.

Upon any Qualifying Termination of this Agreement the Purchase Price Deposit will be paid to the Company in accordance with Section 1.5.2 hereof.

8.2	Notice of Termination; Effect of Termination. If Buyer or Sellers terminate this Agreement pursuant to this Article 8, then: (a) written notice thereof will be promptly given to the other Party(ies), (b) the Transaction will be terminated, (c) the Parties will cooperate to withdraw, to the extent practicable, all filings, applications, and other submissions made pursuant to this Agreement from the Governmental Authority, agency or other Person to which made, and (d) this Agreement will be void and of no further force or effect, other than the provisions of Section 1.6, Article 7, this Article 8 or Article 9, and Exhibit A, each of which, will survive any such termination and remain in full force and effect. Nothing in this Agreement will be deemed to release any Party from any liability for any breach by such Party of this Agreement prior to such termination for Fraud, or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

Article 9
MISCELLANEOUS

9.1	Fees and Expenses. Except as expressly set forth in this Agreement, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated.

9.2	Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

If to Buyer (or, following the Closing, the Company):

Landsea Homes Corporation
1717 McKinney Ave

Suite 1000 Dallas, Texas 75202
Attn: General Counsel
Email: krentzel@landseahomes.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attn: Darren Guttenberg
Email: darren.guttenberg@lw.com

If to the Sellers:

Tommy McAden
600 Silver Spur Drive

Southlake, Texas 76092
Email: tommymcaden@gmail.com

and

Lisa McAden
600 Silver Spur Drive

Southlake, Texas 76092
Email: lisamc718@gmail.com

With a copy (which will not constitute notice) to:

Alston & Bird LLP

2200 Ross Ave. Suite 2300

Dallas, Texas 75201

Attention: Donald Hammett, Jr.

Email: Donald.Hammett@alston.com

With a copy (which will not constitute notice) to:

Mier Law PLLC

1700 Pacific Avenue, Suite 1740

Dallas, Texas 75201

Attention: Brian Mier

Email: bmier@mierlaw.com

If to the Company:

Antares Acquisition, LLC
840 E I-20

Arlington, Texas 76262
Email: tommy.mcaden@antareshomes.com

With a copy (which will not constitute notice) to:

Alston & Bird LLP

2200 Ross Ave. Suite 2300

Dallas, Texas 75201

Attention: Donald Hammett, Jr.

Email: Donald.Hammett@alston.com

With a copy (which will not constitute notice) to:

Mier Law PLLC

1700 Pacific Avenue, Suite 1740

Dallas, Texas 75201

Email: bmier@mierlaw.com

Any Party may at any time change the address to which notices may be sent under this Section 9.2 by the giving of notice of the change to the other Parties in the manner set forth in this Section 9.2.

9.3	Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of the other Party, and any such attempted assignment will be null and void; provided, however, that Buyer may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates without the prior written consent of Sellers (provided that Buyer will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee).

9.4	Amendment, Modification and Waiver. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyer and Sellers. The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

9.5	Interpretation.

9.5.1	Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (b) the word “or” will be inclusive and not exclusive, (c) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is incorporated by reference and made a part of this Agreement for all purposes, (d) each reference to “herein” means a reference to “in this Agreement,” (e) each reference to “$” or “dollars” will be to United States dollars, (f) each reference to “days” will be to calendar days and (g) unless otherwise specified, each reference to any Law will be to such Law as amended, supplemented or otherwise modified from time to time and (i) the term “made available” (or terms with similar import) shall mean posted, and viewable by the Buyer and its representatives, in the electronic data room established by the Sellers in connection with the transactions contemplated by this Agreement at least five (5) Business Days prior to the date of this Agreement.

9.5.2	The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

9.6	Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the Laws of the State of Texas, irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.

9.7	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT OR OTHERWISE), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7. EACH OF THE PARTIES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.8	Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts having jurisdiction with regard to disputes arising in Dallas, Texas for purposes of any Proceeding arising out of this Agreement or the Transaction. Each Party hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party’s property is exempt or immune from attachment or execution, (c) such Party and such Party’s property are immune from any legal process issued by such courts or (d) any Proceeding commenced in such courts is brought in an inconvenient forum. Notwithstanding the foregoing in this Section 9.8, a Party may commence a Proceeding in a court other than the above-named courts exclusively for the purposes of enforcing an order or Judgment issued by one of the above-named courts.

9.9	Section Headings. The section headings of this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

9.10	Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.

9.11	Counterparts; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, except as set forth in Section 5.5 or Article 7, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.12	Entire Agreement. This Agreement, together with the Buyer Disclosure Schedule, the Company Disclosure Schedule, the exhibits hereto, and the other Transaction Documents, constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous letters of intent, agreements and understandings, both written and oral, with respect to the subject matter hereof. There are no warranties, representations, or other agreements between the Parties hereto, or on which any of them has relied in connection with the subject matter hereof, except as specifically set forth in this Agreement or in the other Transaction Documents.

9.13	Disclosure Schedules. The Company and the Sellers prepared disclosure schedules (the “Company Disclosure Schedule”). Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement. Any exception or qualification set forth on the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to other applicable representations, warranties and covenants contained in this Agreement to the extent that it is reasonably inferable by Buyer from the face of such disclosure that such disclosure is applicable thereto. The inclusion of any matter or item in the Company Disclosure Schedule shall not (a) be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose or (b) constitute, or be deemed to be, an admission to any third party concerning such information. The reference to any document in the Company Disclosure Schedule is deemed to include any and all exhibits, schedules, amendments, supplements, annexes and other attachments to such document to the extent such exhibits, schedules, amendments, supplements, annexes or other attachments have been previously made available to the applicable Party. Matters reflected in the Company Disclosure Schedule are not necessarily limited to the matters required by this Agreement to be disclosed in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

9.14	Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement in any claim, action, cause of action or suit (whether in Contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or Proceeding to, from, by or before any Governmental Authority having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity, and that Party agrees to cooperate fully in any attempt by the other Parties in obtaining any such equitable remedy. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a duly authorized Representative, all as of the date first set forth above.

COMPANY

Antares Acquisition, LLC

By:	/s/ Tommy McAden
Name:	Tommy McAden
Title:	President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

SELLERS

/s/ Tommy McAden
Tommy McAden

/s/ Lisa McAden
Lisa McAden

McAden Enterprises, Inc.,
a Texas corporation

By:	/s/ Tommy McAden
Name:	Tommy McAden
Title:	President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

BUYER

Landsea Homes Corporation

By:	/s/ Mike Forsum
Name: Mike Forsum
Title: President and Chief Operating Officer

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE A

SELLERS

1.	Tommy McAden

2.	Lisa McAden

3.	McAden Enterprises, Inc., a Texas corporation

Schedule-A

SCHEDULE B

EXCLUDED PERSONAL PROPERTY

●	Office furniture, whiteboards, personal items owned by Sellers individually.

●	Computer equipment currently used by Sellers (except for any information related to the Business contained therein).

Schedule-B

EXHIBIT A

DEFINITIONS

“Accounting Principles” means GAAP, as applied using the same accounting policies, procedures, methods, practices, categories, estimates, judgments and assumptions, with consistent classifications, judgments and valuation and estimation methods, as those used in the preparation of the Financial Statements. For the avoidance of doubt, calculations made in accordance with the Accounting Principles shall be based exclusively on the facts and circumstances as they exist as of immediately prior to the Closing and shall exclude any purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement, or otherwise give effect to the consummation of the transactions contemplated by this Agreement (including the payment of cash in respect to the Closing Date Purchase Price or the Adjustment Amount, or any financing transactions in connection with this Agreement, including the repayment of any Company-Level Indebtedness).

“Accounts Receivable” means any accounts receivable of the Company, calculated in accordance with GAAP.

“Acquisition Contracts” means all Contracts relating to the acquisition of any Controlled Real Property (including all Contracts granting the Company a right of first refusal or right of first offer with respect to such Controlled Real Property).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, the Company will not be considered an Affiliate of Sellers following the Closing.

“Agencies” means the Fannie Mae, Freddie Mac, Ginnie Mae, the FHA, HUD, the USDA, and the VA.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approved Bonuses” means the pro rated annual bonuses and retention/success bonuses payable to the Company’s employees and set forth in the Compensation Spreadsheet.

“Base Purchase Price” means $185,000,000.00.

“Business” means the business and operations of the Company as conducted as of the date hereof and the Closing Date.

Exhibit-A

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the states of California, New York or Texas are authorized or required by law to close.

“Buyer Confidential Information” means (i) all information relating, directly or indirectly, to Buyer, the Company, their respective Affiliates or their respective businesses, including, without limitation, information related to the properties, technology, know-how, intellectual property, development, sales, markets, condition (financial or other), methods, processes, strategies, operations, assets, liabilities, relationships, costs, records, results of operations, cash flows or prospects (whether prepared by Buyer, the Company, their Affiliates, their Representatives or otherwise), and (ii) the portions of all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Sellers or the Sellers’ Representatives that contain, reflect, or are based upon, in whole or in part, any such information.

“Buyer Transaction Documents” means those Transaction Documents to which Buyer is or, as of the Closing, will be, a party.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing Date Purchase Price” means an amount equal to

(a)       the Base Purchase Price;

(b)       plus, the Closing Total Shareholders’ Equity;

(c)       minus the Total Shareholders’ Equity Target;

(d)       minus the Closing Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Spreadsheet” means that certain Excel spreadsheet dated as of November 30, 2023 prepared by the Company and delivered to Buyer prior to the date of this Agreement and that contains the information described in Section 3.16.6 hereof.

“Competing Business” means the business of building single family homes for sale to customers, including the marketing and sale thereof, in each case, in the Dallas Fort Worth Metropolitan Statistical Area (MSA); provided, however, for the avoidance of doubt, excludes businesses in title services, mortgage lending services, land acquisition and development or residential leasing.

“Confidential Information” means, as applicable, Buyer Confidential Information or Seller Confidential Information.

“Contract” means any contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement, understanding or other arrangement, whether written or oral.

“Controlled Real Property” means all real property with respect to which the Company has an outstanding option, right of first offer or right of first refusal to purchase.

“Copyrights” means all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals and all rights corresponding to the foregoing throughout the world, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Due to Members” reflects retained earnings of the Company that have been distributed from the Members’ Equity capital accounts into a “Due to Members” liability account that remains on the Company’s balance sheet in a manner consistent with Exhibit H hereto and in accordance with the Accounting Principles. This capital remains in the Company and reduced the need for additional Company-Level Indebtedness and the Company routinely pays back advances from its members through the Due to Members.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to Laws of a jurisdiction outside of the United States), (b) each employment, consulting, advisor or other service agreement or arrangement, (c) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (d) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (e) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and (f) each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Company or under which the Company has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors or the spouses, beneficiaries or other dependents thereof. For the avoidance of doubt, “Employee Benefit Plan” shall include any plan sponsored or maintained by any professional employer organization in which the Company or any of its respective employees participate.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

“Environmental Law” means any applicable Law relating to the pollution or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.) and the regulations promulgated pursuant thereto.

“Environmental Permits” means the Governmental Authorizations required under applicable Environmental Laws reasonably necessary to operate the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Personal Property” means the personal property further described in Schedule B hereto.

“Excluded Representation or Warranty” means any representation or warranty made in Article 2 and Article 3 of this Agreement that is excluded from coverage by AIG Specialty Insurance Company under the R&W Insurance Policy as a result of the exclusions described in Section 4 subpart (d) (relating to unfunded or underfunded defined benefit plans), (e) (relating to asbestos or Polychlorinated Biphenyls) or (f) (relating to PPP Loans under the CARES Act or similar government assistance) of that certain draft Buyer-Side Representations and Warranties Insurance Policy in the form provided to the Sellers as of January 8, 2024.

“Fraud” means, with respect to any Party to this Agreement, an actual and intentional misrepresentation of a fact, or concealment of a fact, made with the intent to deceive and mislead another party to this Agreement with respect to the making of any of the representations and warranties in this Agreement and not with respect to any other matters.

“Fundamental Representations” means (i) with respect to Sellers, the representations of each Seller set forth in Sections 2.1 (Power and Authorization; Enforceability), 2.3 (Ownership) and 2.5 (Brokers), (ii) with respect to the Company, the representations of the Company set forth in Section 3.1 (Organization and Good Standing) Sections 3.1 (Breach of Organizational Documents, Judgments or Laws), 3.2 (Power and Authorization; Enforceability), 3.3 (No Violation or Conflict; Consents), 3.4.2 (Capitalization and Related Matters), 3.5 (Subsidiaries; Investments), 3.11.1 (Real Property), and 3.23 (Brokers) and (iii) with respect to Buyer, the representations and warranties of Buyer set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Power and Authorization; Enforceability), Section 4.4 (Brokers) and Section 4.6 (Available Funds).

“GAAP” means United States generally accepted accounting principles as in effect at an applicable time, as applied in a manner consistent with the Accounting Principles.

“Governmental Authority” means (a) the United States federal government or the government of any other country, (b) the government of any state, commonwealth, province, county, city, territory or possession or (c) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in clauses (a) and (b).

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

“GSSMME” means any governmental entity or sponsored secondary mortgage market enterprise or entity that acquires, owns, insures or guarantees mortgage loans or securities backed by mortgage loans, including, for the purpose of this Agreement, the Agencies and state and local housing finance authorities.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyl, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, and any applicable comparable state, local and foreign Laws relating to privacy, data security or data protection.

“Indebtedness” means any of the following indebtedness of any Person (whether or not contingent and including all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the Ordinary Course; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such Person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (i) any liability or obligation of others guaranteed by, or secured by, any Lien on the assets of, such Person.

“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to either the Company or Buyer and its Subsidiaries in the preceding two (2) years.

“Intellectual Property” means all worldwide common Law and statutory rights in, to or associated with: (a) Patents; (b) Trademarks; (c) Internet domain names; (d) Copyrights, including in computer software and databases; (e) registrations and applications for any of the foregoing clauses (a) through (d); (f) trade secrets; and (g) all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Authority.

“Knowledge” as used in this Agreement, whether or not capitalized, means an individual’s actual awareness of a particular fact or other matter without any duty of investigation. The Parties agree that the fact an individual is deemed a Knowledge party does not in and of itself impose personal liability on such individual. For purposes of this Agreement, Knowledge of the Company or the Sellers shall mean the Knowledge of Tommy McAden, Rollie Gonzalez and Melissa Kelly.

“Laws” means any federal, national, provincial, state, local, United States, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Judgment, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions), other order or other requirement or rule of law of any Governmental Authority (including securities Laws or rules or regulations of any United States or foreign securities exchange).

“Legacy Homes” means all homes closed by the Company.

“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), lease, sublease, covenant, condition, restriction, encumbrance, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to equity interests, any option or other right to purchase or any restriction on voting or other rights.

“Losses” means any and all direct or indirect losses, damages, Taxes, liabilities, penalties, fines, amounts paid in settlement, costs and expenses (including settlement and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, (a) results in, or could reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), prospects, assets, or liabilities of such Person and its Subsidiaries, taken as a whole, except to the extent resulting from: (i) changes or conditions in, or generally affecting, any industry in which the Company participates or from generally prevailing conditions in global economies, (ii) changes in general global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general regulatory or political conditions, (iii) natural disasters or calamities, (iv) changes after the date hereof in any applicable Law or Accounting Principles, or interpretations thereof, (v) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the events, changes, occurrences, effects, developments or state of facts underlying such failure), (vi) the announcement or pendency of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, (vii) the taking of any action required to comply with the terms of this Agreement, or (viii) the taking of any action approved or consented to in writing by Buyer (provided that, to the extent such changes, events, occurrences and circumstances disproportionately affect the Company in any material respect relative to other similarly situated companies operating in any industry of the Company in the cases of subclause (i) through (iv) above, the incremental disproportionate effects may be taken into account in determining whether there has occurred a “Material Adverse Effect”); or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of such Person to consummate the Transaction.

“Members’ Equity” means, as of the applicable time, the equity book value of the Company (and each component thereof) based on the balance sheet of the Company, prepared in good faith, in a manner consistent with Exhibit H hereto and in accordance with the Accounting Principles.

“Ordinary Course” means in the ordinary course of Business, consistent with past practices.

“Owned Real Property” means all real property owned by the Company.

“Patents” means all worldwide issued patents and pending patent applications, patent disclosures and rights related thereto.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities Law or applicable organizational documents; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the financial statements of the Company accordance with GAAP; (c) mechanics’, materialman’s’, contractors’, carriers’, workers’, repairers’, liens governed by Chapter 53 of the Texas Property Code and similar Liens arising or incurred in the Ordinary Course that are not yet due and payable; (d) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property which are not violated by the current or planned use and operation of such Real Property; (e) Liens listed on Section A-1 of the Company Disclosure Schedule; and (f) Liens created by this Agreement, in connection with the Transaction or by the actions of Buyer.

“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

“Post-Closing Straddle Period” means the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period.

“Pre-Closing Straddle Period” means the portion of the Straddle Period that extends before the Closing Date through the Closing Date.

“Pre-Closing Tax Period” means any period ending on or before (and including) the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pro Rata Portion” means with respect to each Seller, the percentage set forth opposite such Seller’s name on Section A-2 of the Company Disclosure Schedule.

“Proceeding” means any action, arbitration, audit, hearing, inquiry, proceeding, audit, examination, charge, demand, notice of violation, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or GSSMME or arbitrator.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Qualifying Termination” means any termination of this Agreement other than a termination by Buyer due to a material breach of this Agreement by the Company or the Sellers (that is not cured within any applicable cure period set forth in Section 8.1.2); provided that, for purposes of determining whether a Qualifying Termination has occurred, any inaccuracy in the representations and warranties of the Sellers and the Company in Section 3.11 (other than the representations and warranties set forth in Section 3.11.7, the first sentence of Section 3.11.1 and the first sentence of Section 3.11.2) made with respect to a Post Cut-Off Event shall be disregarded.

“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of any of the Company; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be obtained by Buyer, and to be issued by the insurer to Buyer on terms and conditions satisfactory to Buyer.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Entities or GSSMMEs, including those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding equity interests or other ownership interests having voting power to elect a majority of the board of directors, managers or trustees of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, equity interests or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency) and, for this purpose, a Person owns more than fifty percent (50%) of the outstanding equity interests or other ownership interests (other than a corporation) if such Person shall be allocated more than fifty percent (50%) of such entity’s gains or Losses or shall be or control any managing director or general partner of such entity.

“Tax” or “Taxes” means all federal, state, local or foreign income taxes (including any tax on or based upon net income, gross income or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, transaction privilege, ad valorem, transfer, franchise, speculative builder, license, equity interest, escheat, withholding, social security, unemployment, disability, or windfall profit taxes, alternative or add-in minimum taxes, or other taxes of any kind whatsoever, together with any interest and any penalties and additions to tax, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Agreement” means a Tax sharing agreement, Tax allocation agreement, Tax indemnity or other agreement, the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes.

“Tax Return” means all federal, state, local, provincial and foreign return, declaration, report, or information return or statement relating to Taxes, including any schedules and amendments thereto filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the assessment, imposition or collection of any Tax.

“Total Shareholders’ Equity” means, as of the applicable time, the total of Members’ Equity of the Company (and each component thereof) plus the balance of the Due to Members account based on the balance sheet of the Company, prepared in good faith, in a manner consistent with Exhibit H hereto and in accordance with the Accounting Principles.

“Total Shareholders’ Equity Target” means $48,000,000.00.

“Trademarks” means all trademarks, service marks, trade dress or trade names.

“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the Seller Disclosure Schedule, and the other agreements, certificates, schedules and documents contemplated by or delivered or executed by the Parties in connection with this Agreement, including the Buyer Transaction Documents, the Company Transaction Documents and the Seller Transaction Documents.

“Transaction Expenses” means, without duplication, the sum of any fees, costs and expenses incurred or to be incurred, directly or indirectly, by the Company in connection with the drafting, negotiation, execution, delivery of this Agreement and the other Transaction Documents and the performance and consummation of the Transaction that are accrued and unpaid through and including the Closing Date, including (a) fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other Representatives and consultants, appraisal fees, costs and expenses, and fees, costs and expenses related to obtaining requisite consents, approvals or waivers, (b) any transaction bonuses, retention payments or change of control payments or other extraordinary compensation paid or payable by the Company to any service provider of the Company (including Sellers) in connection with the drafting, negotiation, execution, delivery of this Agreement and the other Transaction Documents and the performance or consummation of the Transaction (including any payments pursuant to “double-trigger” arrangements resulting in payments and/or benefits provided upon a termination of employment on or following the consummation of the Closing and the bonuses set forth in the Compensation Spreadsheet), any other extraordinary compensation paid or payable by the Company to a service provider of the Company, and the employer portion of any employment Taxes that are incurred by the Company in connection with the payment of any amounts described in this subclause (b), and (c) the value or amount of any distributions of assets (including cash) of the Company made in connection with the execution of this Agreement to Sellers or any of their respective Affiliates or other related parties of Sellers; provided that, “Transaction Expenses” shall not include any of the foregoing expenditures or payments described in the foregoing clauses (a) – (c) that are paid by the Company prior to the calculation of the Estimated Closing Transaction Expenses and that are included in the calculation of Company Total Shareholders’ Equity in the Closing Statement or that are paid directly by Sellers. Transaction Expenses shall be calculated in a manner consistent with Exhibit H hereto and in accordance with the Accounting Principles.

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement in the sections referenced below.

Term	Section
Accountants	Section 5.7
Acquisition Contracts	Section 3.11.2
Adjustment Amount	Section 1.4.5
Affiliate Financial Data	Section 5.12.1
Agreement	Preamble
Buyer	Preamble
Buyer Indemnified Party	Section 7.1
Cap	Section 7.6.1
CARES Act	Section 3.8.5
CCRs	Section 3.11.10
Closing	Section 1.1
Closing Date	Section 1.1
Closing Total Shareholders’ Equity	Section 1.4.2
Closing Statement	Section 1.4.2
Closing Transaction Expenses	Section 1.4.2
Commission	Section 5.6
Company	Preamble
Company Disclosure Schedule	Section 9.13
Company-Level Indebtedness	Section 5.8.1
Company Transaction Documents	Section 3.2
Competing Transaction	Section 5.6
Controlling Real Property	Section 3.11.2
Deposit Dispute Notice	Section 1.5.2(b)
Deposit Dispute Window	Section 1.5.2(b)
Deposit Release Dispute Notice	Section 1.5.3
Deposit Release Dispute Window	Section 1.5.3
Determination Date	Section 1.4.4
Disputed Items	Section 1.4.3
Escrow Agent	Recitals
Escrow Agreement	Recitals
Estimated Closing Total Shareholders’ Equity	Section 1.4.1
Estimated Closing Statement	Section 0
Estimated Closing Transaction Expenses	Section 0
Exception Claim	Section 7.4.2(a)
Excluded Businesses	Section 5.16
Exclusivity Period	Section 5.6
Existing Escrow Deposit	Recitals
Financial Statements	Section 3.8
Homeowners Association	Section 3.11.10
Indemnified Party	Section 7.4.1
Indemnifying Party	Section 7.4.1
Insurance Costs	Section 7.3.2
Interests	Recitals
Latest Balance Sheet	Section 3.8
Latest Balance Sheet Date	Section 3.8

Leased Real Property	Section 3.11.18
Legacy Homes	Section 3.11.7
Limited Warranty	Section 3.12.2
Listed Policy	Section 3.13.1
Marks	Section 5.21
Material Contracts	Section 3.12.1
Material Personal Property	Section 3.22
Owned Real Property	Section 3.11.1
Party	Preamble
Payoff Amount	Section 5.8.1
Payoff Letters	Section 5.8.1
Permit Post Cut-Off Event	Section 3.14 Section 6.3.1
PPP Lender	Section 3.8.5
PPP Loans	Section 3.8.5
Preceding Month Prevailing Party	Section 6.3.7 Section 1.5.2
Prior Escrow Agent	Recitals
Prior Escrow Agreement Prior Month End Date	Recitals Section 6.3.7
Prevailing RT Party	Section 1.5.3
Purchase Price Deposit	Section 1.5.1
Purchase Price Escrow Account	Section 1.5.1
Qualifying Termination Notice	Section 1.5.2(b)
Real Property	Section 3.11.18
Real Property Leases	Section 3.11.18
Release Termination	Section 1.5.3
Release Termination Notice	Section 1.5.3
Representation Letter	Section 5.7
Resolution Period	Section 1.4.3
SBA	Section 3.8.5
Scheduled Intellectual Property	Section 0
Seller	Preamble
Seller Indemnified Party	Section 7.2
Seller Transaction Documents	Section 2.1
Shortfall Amount	Section 1.4.5
Specified Homes	Section 7.1.5
Statement Dispute Notice	Section 1.4.3
Straddle Period Tax Return	Section 5.5.1(c)
Subrogation Provision	Section 7.3.1
Survival Date	Section 7.5
Success Bonuses	Section 5.18
Tax Contest	Section 5.5.2
Third-Party Claim	Section 7.4.2(a)
Threshold	Section 7.6.1
Unresolved Items	Section 1.4.4

EXHIBIT B
MEMBERSHIP INTERESTS

Seller	Percentage Membership Interests of the Company
Tommy McAden	49.5%
Lisa McAden	49.5%
McAden Enterprises, Inc., a Texas corporation	1%

Exhibit B